Exhibit 10.14

Confidential Treatment Requested by The Telx Group, Inc.

AGREEMENT OF LEASE

BETWEEN

111 CHELSEA COMMERCE LP

LANDLORD

AND

TELX - NEW YORK 111 8TH, LLC

TENANT

PREMISES:	Portions of each of the eighth (8th) and fifteenth (15th) floors 111 Eighth Avenue New York, New York 10011

DATED:	as of March 15, 2007

-i-

AGREEMENT OF LEASE, effective as of March 15, 2007 (the “Effective Date”), between 111 CHELSEA COMMERCE LP, a Delaware limited partnership (“Landlord”) with an address c/o Taconic Investment Partners LLC, 111 Eighth Avenue, New York, New York 10011, and TELX - NEW YORK 111 8TH, LLC, a Delaware limited liability company (“Tenant”) with an address at 111 Eighth Avenue, New York, New York 10011.

W I T N E S S E T H:

The parties hereto, for themselves, their legal representatives, successors and assigns, covenant and agree as follows:

ARTICLE 1. DEFINITIONS; INTERPRETATION

Section 1.1. For all purposes of this Agreement of Lease (the “Lease”), the following terms shall have the following meanings:

Additional Rent:	Tenant’s Tax Payment and any and all other sums, other than Fixed Rent, payable by Tenant under or pursuant to this Lease.

Affiliate:	With respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

Alterations:	All alterations, installations, improvements, additions or other physical changes (other than decorations, furniture, movable fixtures, equipment and other items of personal property), including the Initial Alterations, in and to the Premises or elsewhere in the Building made by or on behalf of Tenant at any time.

Base Index:	The CPI as of January 2007.

Base Rate:	The annual rate of interest publicly announced from time to time by Citibank, N.A., New York, New York (or any successor thereto) as its “base rate,” or such other term as may be used by Citibank, N.A. or its successor from time to time for the rate presently referred to as its base rate.

Building:	All the buildings, equipment and other improvements and appurtenances of every kind and description (but excluding Tenant’s Property), and all alterations, renewals, replacements, additions and substitutions thereto, now or in the future located or constructed on the land presently known by the address of 111 Eighth Avenue, New York, New York.

Building Standard:	Such materials, equipment, fixtures and specifications as Landlord may elect to use from time to time as a part of its standard construction substantially throughout the Building. Unless otherwise indicated or provided in this Lease, all materials, equipment and fixtures to be provided as part of Landlord’s Work, and all specifications for Landlord’s Work, shall be Building Standard.

Building Standard Rate:	The rate generally charged by Landlord at the time in question to tenants in the Building for a particular service (i.e., the then rate charged by Landlord to those tenants of the Building that do not have a special arrangement with Landlord based upon the terms of their respective leases or based on other circumstances not directly and materially applicable to Tenant or the Premises).

Building Systems:	The mechanical, electrical, heating, ventilating, air-conditioning, elevator, plumbing, sanitary, fire suppression, life-safety and other service systems and all other equipment, apparatus, installations and other parts of the Building, the common use of which is necessary or convenient for the existence, maintenance or safety of the Building, but not including the portions of such systems or any such items that are (i) installed in the Premises or such other Leased Space by a tenant or (ii) exclusively serving or benefiting a Leased Space or (iii) specifically excluded from Building Systems by other provisions of this Lease.

Business Days:	All days, excluding Saturdays, Sundays, and all days observed by either the State of New York, the United States of America or by the labor unions servicing the Building as legal holidays.

Commencement Date:	The date of this Lease.

Control:	As to any Entity: (a) the ownership, directly or indirectly, of more than thirty percent (30%) of the Ownership Interests of such entity, and (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Entity, whether through the ownership of Ownership Interests, by statute, or by contract.

CPI:	The Consumer Price Index for All Urban Consumers, New York-Northern New Jersey-Long Island, NY-NJ-CT-PA, All Items (1982-84=100) issued by the Bureau of Labor Statistics of the United States Department of Labor. If the Consumer Price Index shall hereafter be converted to a different standard reference base or a change is made in the components or the number of items contained in the Consumer Price Index, or if the Consumer Price Index is altered, modified, converted or revised in any other way, the Consumer Price Index shall be adjusted to the figure that would have been arrived at had the conversion, change, alteration, modification or revision not occurred. If the Consumer Price Index is no longer issued, a conversion factor, formula or table as may be published by Prentice Hall, Inc. shall be used, or failing such publication, any other nationally recognized publisher of similar statistical information as is then generally recognized and accepted for similar determinations of the cost of living increases shall be used as determined by Landlord.

CPI Fraction:	A fraction (i) the numerator of which is the CPI in effect on a Reset Date, and (ii) the denominator of which is the Base Index. In no event shall the CPI Fraction be less than 1.0.

Default Rate:	An annual interest rate equal to four (4) percentage points above the Base Rate.

Entity:	A corporation, limited liability company, limited partnership, limited liability partnership, general partnership, business trust, foundation, or any other legal entity in which Ownership Interests may be owned and transferred.

Environmental Laws:	All Laws relating to or addressing the protection of the environment or human health, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), and comparable state and local Laws, as any of the same may be amended, modified or supplemented from time to time.

Expiration Date:	February 28, 2022.

Governmental Authority:	Any of the United States of America, the State of New York, the City of New York, any political subdivision thereof and any agency, department, commission, board, bureau or instrumentality of any of the foregoing, now or hereafter existing, having jurisdiction over the Real Property or any portion thereof, the maintenance, use or occupation thereof, or the vaults, curbs, sidewalks, streets and areas adjacent thereto.

HVAC:	Heat, ventilation and air-conditioning.

Hazardous Materials:	Any substances, materials or wastes regulated by any Governmental Authority or deemed or defined as a “hazardous substance”, “hazardous material”, “toxic substance”, “toxic pollutant”, “contaminant”, “pollutant”, “solid waste”, “hazardous waste” or words of similar import under applicable Environmental Laws, including oil and petroleum products, natural or synthetic gas, polychlorinated biphenyls, asbestos in any form, urea formaldehyde, pathogen, toxin or other biological agent or condition, including, but not limited to, any fungus, mold, mycotoxin or microbial volatile organic compound, radon gas, or the emission of non-ionizing radiation, microwave radiation or electromagnetic fields at levels in excess of those (if any) specified by any Governmental Authority or that may cause a health hazard or danger to property, or the emission of any form of ionizing radiation.

Initial Alterations:	Defined in Section 5.2.

Landlord Party:	Any of Landlord, an Affiliate of Landlord, Landlord’s managing and leasing agents for the Building, each Mortgagee and Superior Lessor, and each of their respective direct and indirect partners, officers, shareholders, directors, members, managers, trustees, beneficiaries, employees, principals, contractors, licensees, invitees, servants, advisors, agents, consultants and representatives.

Laws:	All present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes, executive orders, rules of common law, and any judicial interpretations thereof extraordinary as well as ordinary, of all Governmental Authorities, including the Americans with Disabilities Act (42 U.S.C. § 12,101 et seq.), New York City Local Law 58 of 1987, and any law of like import, and all rules, regulations and government orders with respect thereto, and of the New York Board of Underwriters, the New York Fire Insurance Rating Organization or any other fire rating bureau or other body exercising similar functions, in each case, of general applicability or affecting the Real Property, its maintenance, use or occupation, or any street or sidewalk that is part of the Real Property or adjacent thereto, or any vault in or under the Building.

Leased Space:	Any portion or portions of the Building demised to a tenant under a lease, including the Premises.

Losses:	All losses, liabilities, damages, claims, counterclaims, judgments, fines, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees, disbursements and court costs) incurred in connection with any claim, action, suit, proceeding or judgment and the defense thereof, including all costs of repairing any damage to the Premises, the Building or the Real Property, as to which any indemnification provision of this Lease applies. Losses shall not include consequential, special or punitive damages.

Material Alterations:	Alterations affecting (a) Structural Components or (b) Building Systems.

Mortgage:	Any mortgage or trust indenture or similar instrument that may now or in the future affect the Real Property, the Building, or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder.

Mortgagee:	Any mortgagee, trustee or other holder of a Mortgage.

Ownership Interests:	As to any Entity, all or a portion of the outstanding voting stock, membership interests, partnership interests or other legal or equitable ownership interests of any kind, however characterized, direct or indirect, in such Entity.

Permitted Use:	The use of the Premises by Tenant for the installation, operation and maintenance of telecommunications equipment and facilities, including (i) a Meet Me Room Facility (as defined in Section 3.3(a) below), (ii) related colocation and interconnection services such as providing secure cabinets and cages for use by third parties, and (iii) general, executive and administrative offices ancillary to the foregoing uses (provided such office space shall not exceed ten (10%) of the aggregate area of the entire Premises), and for no other purpose.

Person:	Any individual, Entity, estate, trust, unincorporated association, tenancy-in-common, or any Governmental Authority.

Premises:	Portions of each of (i) the eighth (8th) floor (the “8th Floor Premises”), and (ii) the fifteenth (15th) floor (the “15th Floor Premises”) of the Building, as shown on the floor plans attached to this Lease as Exhibit A, as additional portions of the Building may be added to the “Premises” pursuant to the applicable provisions of this Lease and/or as portions of the Building may be removed from the “Premises” pursuant to the applicable provisions of this Lease. The 8th Floor Premises and the 15th Floor Premises are sometimes herein collectively referred to as the “Initial Premises.”

Premises Area:	The Rentable Square Foot area of the Premises consisting of a total of 18,201 Rentable Square Feet, computed as follows: (i) the 8th Floor Premises containing 7,280 Rentable Square Feet, and (ii) the 15th Floor Premises containing 10,921 Rentable Square Feet, as the Premises Area may be increased or decreased from time to time pursuant to this Lease.

Real Property:	The Building, together with the plot of land upon which it stands.

Rent:	Collectively, Fixed Rent and Additional Rent.

Rentable Square Feet:	The deemed rentable area of the Building or any portion thereof, computed on the basis of the standard presently used by Landlord to calculate the deemed Rentable Square Foot area of the Building. In no event shall such deemed Rentable Square Footage constitute or imply any representation or warranty by Landlord as to the actual size of any floor or other portion of the Building, including the Premises.

Repairs or repairs:	Repairs, replacements, substitutions and any other work other than Alterations or restorations.

Reset Date:	Each January 1 during the Term.

Rules and Regulations:	The rules and regulations attached to this Lease as Exhibit B, and such additional rules and regulations as Landlord may adopt from time to time as provided in Article 26.

Service Equipment:	All of the following installed in the Building by or on behalf of Tenant (or by or on behalf of NYC Connect LLC (“NYCC”)) which exclusively serve Tenant, its permitted occupants or the Premises, including: (i) pipes, wires, ducts, risers, cables, conduits and other lines, cabling, conduit, switchgear or other electrical equipment beyond (i.e., “downstream of”) any source disconnect switch or used solely to distribute electricity in the interior of the Premises or to any Tenant’s Property located in any other part of the Building, to the extent permitted herein; (ii) any other electrical distribution system installed by Tenant for the exclusive use of Tenant or any other permitted occupants of the Premises; (iii) mechanical or other equipment, including supplemental air-conditioning systems exclusively serving the Premises or for the exclusive benefit of Tenant; and (iv) the Roof Equipment (as such term is defined in Section 10.10(a) hereof.

Structural Components:	The roofs, including the setback roofs, the exterior walls, foundations, columns, girders, beams, supports, concrete slabs and other such structural portions of the Building.

Substantial Completion:	As to any construction performed by any party in the Premises, including the Initial Alterations or any other Alterations, that such work has been completed substantially in accordance with (i) the provisions of this Lease applicable thereto, (ii) the plans and specifications for such work, and (iii) all applicable Laws, except for minor details of construction, decoration and mechanical adjustments, if any, or which, in accordance with good construction practice, should be completed after the completion of other work to be performed in the Premises.

Superior Lease:	Any ground or underlying lease of the Real Property or any part thereof, now existing or in the future, entered into by Landlord, and all renewals, extensions, supplements, amendments and modifications thereof.

Superior Lessor:	A lessor under a Superior Lease.

Tenant’s Alterations:	All Alterations, including the Initial Alterations and Roof Equipment, in and to the Premises and elsewhere in the Building which may be made by or on behalf of Tenant prior to and during the Term, or any renewal thereof.

Tenant Party:	Any of Tenant, any Affiliate of Tenant, any subtenant or any other occupant of the Premises (other than any Person claiming by or through Landlord), and their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, subcontractors, suppliers, licensees, invitees, servants, agents or representatives.

Tenant’s Property:	Tenant’s movable fixtures and movable partitions, telephone and other communications equipment, computer systems, racks, cabinets, cages, cable trays, other equipment that is typically and customarily used in connection with the Permitted Use, furniture, trade fixtures, furnishings, and other items of personal property which are removable without material damage to the Premises or Building.

Term:	The term of this Lease, which shall commence on the Commencement Date and shall expire on the Expiration Date, unless sooner terminated pursuant to the terms and conditions of this Lease or pursuant to applicable Laws.

Unavoidable Delays:	Defined in Article 24.

Section 1.2. All of the Exhibits attached to this Lease are incorporated in and made a part of this Lease, but if there is any conflict or inconsistency between the provisions of this Lease and the Exhibits the provisions of this Lease shall control. For purposes of clarity and avoidance of jargon, as used in this Lease: (a) the word “or” is not exclusive, (b) references to a law include any rule or regulation issued under the law and any amendment to the law, rule or regulation, (c) the words “include”, “includes” or “including” are deemed followed by the words “without limitation”, (d) the word “will” has the same meaning as the word “shall”, (e) personal pronouns are deemed to include the other genders and the singular to include the plural, (f) all notices, consents and approvals to be given by or to a party shall be in writing, (g) all Article, Section and Exhibit references are references to the Articles, Sections and Exhibits of this Lease, (h) if a party agrees not to unreasonably withhold its consent or approval, such consent or approval shall not be unreasonably conditioned or delayed, (i) if a financial obligation is to be at a party’s expense, that obligation will be at such party’s sole cost and expense, (j) periods of time commencing or ending on specified dates are inclusive of their respective commencement and ending dates, and will commence at 12:00 a.m. Eastern Time on the commencement date, and end at 11:59 p.m. Eastern Time on the ending date, and (k) the terms “herein”, “hereof” or hereunder”, or similar terms used in this Lease, refer to this entire Lease and not to the particular provision in which such terms are used, unless the context otherwise requires. The captions used in this Lease are inserted only as a matter of convenience and for reference and do not define, limit or describe the scope or the intent of this Lease.

ARTICLE 2. DEMISE, PREMISES, TERM, RENT

Section 2.1. Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term, at an annual rent (“Fixed Rent”) as follows:

(a) With respect to the 8th Floor Premises, as set forth on Schedule 1; and

(b) With respect to the 15th Floor Premises, as set forth on Schedule 2.

Section 2.2. Tenant shall pay Fixed Rent to Landlord or its designee without notice or demand, in lawful money of the United States, in monthly installments in advance commencing on the Commencement Date and thereafter on the first (1st) day of each calendar month during the Term (except that Tenant shall pay the first monthly installment of Fixed Rent due upon the execution and delivery of this Lease by Tenant), at Landlord’s office or such other address as Landlord may designate, without any set-off, offset, abatement or deduction whatsoever (except as otherwise expressly provided in this Lease). Fixed Rent and Additional Rent shall be payable either (a) by check drawn on a bank that is a member of the New York Clearing House Association, or on any other bank reasonably acceptable to Landlord with an office in New York City or chartered as a national banking association or (b) by wire transfer of immediately available funds, at Tenant’s election.

Section 2.3. If the Commencement Date does not fall on the first (1st) day of any calendar month, or if the Expiration Date does not fall on the last day of any calendar month, then the Fixed Rent for the partial calendar month in which the Commencement Date or Expiration Date occurs, as applicable, shall be prorated based on the actual number of days in such month included in the Term.

Section 2.4. Landlord hereby gives Tenant permission to occupy other premises on the fifteenth floor in the Building as shown on the floor plan attached to this Lease as Exhibit C (such premises, the “Temporary Space”), until the earlier of (i) thirty (30) days after Tenant gives Landlord written notice of Tenant’s desire to terminate its occupancy of the Temporary Space or (ii) August 31, 2007 (the earlier of said dates being referred to as the “Temporary Space Surrender Date”). Tenant’s use and occupancy of the Temporary Space shall be on a full service gross basis under, and subject to, all of the terms, covenants and conditions of this Lease, other than Article 7 and Section 10.1(b), and provided that the electrical infrastructure for the Temporary Space is sufficient to provide 200 amperes of 460 volt, 3-phase, 4-wire, AC electrical capacity. All of the costs and expenses related to Tenant’s move into the Temporary Space, and the use and occupancy thereof (including, without limitation, the installation and use of telecommunications equipment), shall be paid and borne by Tenant. On or before the Temporary Space Surrender Date, Tenant shall quit and surrender to Landlord the Temporary Space in a broom clean condition, with all of Tenant’s furniture and other personal property removed. The cost and expense of moving all of Tenant’s property, including, without limitation, its telecommunications equipment out of the Temporary Space on or before the Temporary Space Surrender Date shall be paid and borne by Tenant. To compensate Landlord for Tenant’s use and occupancy of the Temporary Space, Tenant shall pay Landlord the sum of [***] (the “Temporary Space License Fee”) for every month from the date hereof until the Temporary Space Surrender Date (prorated for the period from the date hereof to March 31st), which amount shall be in addition to the Fixed Rent and Additional Rent payable under this Lease with respect to the Premises. If Tenant fails to so quit and surrender to Landlord the Temporary Space on or before the Temporary Space Surrender Date, then, in addition to all of Landlord’s rights and remedies under this Lease, at law and in equity, Tenant covenants and agrees to pay through the date that Tenant so quits and surrenders to Landlord the Temporary Space, for Tenant’s use and occupancy thereof, an amount equal to twice the Temporary Space License Fee for each month or portion thereof after the Temporary Space Surrender Date.

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 3. USE AND OCCUPANCY

Section 3.1. The Premises shall be used and occupied for the Permitted Use and for no other purpose, Tenant shall not use or occupy or permit the use or occupancy of any part of the Premises in any manner not permitted hereunder, or which in Landlord’s reasonable judgment would materially and adversely affect (a) the functioning of any Building Systems, (b) the use or enjoyment of any part of the Building by any other tenant or other occupant, or (d) the appearance or reputation of the Building.

Section 3.2. Tenant shall not use or permit the Premises or any part thereof to be used: (a) for the business of printing or other manufacturing of any kind, (b) as a retail branch of a bank or savings and loan association, or as a retail loan company, or as a retail stock broker’s or dealer’s office, (c) for the storage of merchandise, (d) for the distribution of merchandise by internet, mail-order or otherwise, (e) as a restaurant or bar or for the sale of food or beverages, (f) as a news or cigar stand, (g) as an employment agency, labor union office, school, physician’s or dentist’s office, dance or music studio, (h) as a barber shop or beauty salon, (i) for the sale, at retail or otherwise, of any goods or products, (j) by any Governmental Authority, any foreign government, the United Nations, any agency or department of any of the foregoing, or any Person with sovereign or diplomatic immunity, (k) to provide medical, dental or other therapeutic or diagnostic services, or (1) for the conduct of an auction. Nothing set forth in this Section 3.2 or elsewhere in this Lease shall be deemed to prohibit Tenant or its Affiliates from providing the services described in Section 3.3(a) below, facilities, connectivity or other services to Persons engaged in or constituting any of the categories listed in this Section 3.2, so long as (i) such Persons have no possessory interest in the Premises, and (ii) the Premises are not used for any of the purposes prohibited hereunder.

Section 3.3. (a) Landlord hereby acknowledges Tenant will be providing a meet-me room facility (“Meet-Me Room Facility”) within the Premises for the primary purposes of providing Intra-facility carrier-neutral interconnections. As used herein, the term “Intra-faciliry” shall mean within a demised space located within the Building (as opposed to “Inter-facility,” which shall mean providing conduits or riser space from (i) the Building to other buildings or (ii) one leased premises to another leased premises within the Building or (iii) from a Building base building area (common area) to a leased premises within the Building). The term “facility” shall mean a demised space. Tenant hereby acknowledges that other tenants in the Building presently and in the future will provide Meet-Me Room Facilities for themselves and third parties. For a period of two years from the date of this Lease, Landlord (i) will, commencing within thirty (30) days of the Commencement Date, provide a hyperlink to Tenant’s website on the Building’s website and (ii) will not identify any person or party specifically as a Meet-Me Room operator or provider of Meet-Me Room Facilities on the Building’s website or any other Landlord prepared formal printed materials relating to the marketing of its space in the Building other than the general listing of tenants’ names, provided, however, such restriction in (ii) above shall not apply to any document prepared by Landlord or its Affiliates in connection with its or their efforts to raise debt and/or equity financing. As used in this Lease, “Meet-Me Room Services” shall mean providing a conditioned environment within a facility in the Building for Intra-facility carrier-neutral interconnections. For the avoidance of doubt, nothing contained herein shall be construed as Landlord granting Tenant an exclusive right to provide Meet-Me Room Services in the Building.

(b) For a period of two (2) years from the date of this Lease, Landlord covenants that Landlord shall not, either directly, indirectly or through any Affiliate, (i) operate a facility that offers Meet-Me Room Services in the Building, (ii) acquire any ownership interest or percentage of revenue interest or profit-sharing arrangement (including any percentage rent or profit sharing arrangements with tenants in the Building) in any business or enterprise operating a Meet-Me Room Facility or providing Meet-Me Room Services in the Building; provided, however, that subpart (ii) of this paragraph above shall not preclude a direct or indirect ownership by Landlord or an Affiliate in an entity operating in the Building provided that less than ten percent (10%) of the revenue of such entity from operations in the Building for each calendar quarter during the Non-Compete Term comes from providing Meet-Me Room Services in the Building. Notwithstanding the foregoing, the parties acknowledge that Landlord, its managing member and its managing agent, in the ordinary course of its business, leases unconditioned and conditioned space (including improved space such as “raised floor” space), and provide conduit and risers, HVAC, emergency and base utility power, security, fire suppression, and other related building systems and services to tenants in the Building and charge tenants for same. In addition, the parties acknowledge Landlord provides Inter-facility conduit and riser space in the ordinary course of its business activities as owner and operator of the Building. For the sake of clarity, the parties acknowledge that Landlord has leased and in the future may lease demised spaces (under lease agreement) to tenants that utilize unimproved and improved facilities (or partially improved facilities), which tenants and potential tenants could be customers or potential customers of other Meet-Me Room spaces in the Building, including Tenant. The parties agree that the activities of Landlord, its managing member and its managing agent, described in the prior sentences, shall not be construed as a breach by Landlord of the non-competition and other restrictive covenants set forth in this Section 3.3 and elsewhere in this Lease. In addition, notwithstanding the non-competition and other restrictive covenants set forth in this Section 3.3 and elsewhere in this Lease, nothing contained in this Lease shall prohibit Landlord or its Affiliates from directly owning in the aggregate less than five percent (5%) of any class of any voting securities registered under the Securities Exchange Act of 1934, as amended, and quoted on a national securities exchange or inter-dealer quotation system.

ARTICLE 4. ALTERATIONS

Section 4.1. Tenant shall not make any Alterations without Landlord’s prior written consent in each instance, which consent may be granted or denied in Landlord’s sole discretion; provided, however, that Landlord shall not unreasonably withhold its consent to Alterations proposed to be made by Tenant provided that such Alterations (i) are decorative or cosmetic Alterations such as painting, wall coverings, floor coverings, or the installation of movable fixtures, small business equipment, shelving and millwork not permanently affixed to the Premises (collectively, “Decorative Alterations”), (ii) are not Material Alterations, (iii) are performed only by contractors approved by Landlord as provided in Section 4.2(c), (iv) do not adversely affect any part of the Building other than the Premises, (v) do not adversely affect any service provided by Landlord to Tenant or to any other tenant or occupant of the Building, and (vi) do not reduce the value or utility of the Building.

Section 4.2.

(a) Prior to making any Alterations (other than Decorative Alterations), Tenant shall (i) submit to Landlord, for Landlord’s approval, detailed plans and specifications for such Alterations (the “Plans”) in form reasonably satisfactory to Landlord, (ii) if such Alterations require a filing with or the consent of any Governmental Authority, then such Plans shall (A) be prepared and certified by a registered architect or licensed engineer approved by Landlord, which approval shall not be unreasonably withheld, and (B) comply with all Laws, to the extent necessary for such governmental filing or consent, (iii) at its expense, obtain all required permits, approvals and certificates, and (iv) furnish to Landlord certificates of insurance evidencing worker’s compensation insurance (covering all persons to be employed by Tenant, and all contractors and subcontractors supplying materials or performing work in connection with such Alterations) and comprehensive general liability insurance (including property damage coverage), comprehensive form automobile liability insurance, and Builder’s Risk coverage (issued on a completed value basis), all such insurance in form, with companies, for such periods and in such amounts as Landlord may reasonably require, naming Landlord, its managing agent, their employees and agents, and any Mortgagees and Superior Lessors (if any) as additional insureds. Provided Tenant has delivered the Plans to Landlord as required above, Landlord agrees to respond to Tenant’s written request for approval of the Plans for any Alterations requiring Landlord’s approval within ten (10) Business Days after delivery of complete and detailed architectural, structural, mechanical and engineering Plans as required for such Alterations. If Landlord fails to approve or disapprove the Plans submitted by Tenant within such ten (10) Business Day period, Tenant shall have the right to provide Landlord with a second written request for approval (a “Second Request”) that specifically identifies the applicable Plans and contains the following statement in bold and capital letters: “THIS IS A SECOND REQUEST FOR APPROVAL OF PLANS PURSUANT TO THE PROVISIONS OF SECTION 4.2 OF THE LEASE. IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER ITS RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE PLANS DESCRIBED HEREIN.” If Landlord fails to respond to such Second Request within five (5) Business Days after receipt by Landlord of the Second Request, the Plans in question shall be deemed approved by Landlord, and Tenant may, subject to the other provisions of this Article 4, commence the Alterations described in such Plans.

(b) Tenant shall perform all Alterations (i) at Tenant’s expense, in a good and workmanlike manner using materials of first class quality, (ii) in compliance with all Laws, and (iii) substantially in accordance with the Plans previously approved by Landlord, to the extent required under this Lease. Tenant shall at its expense obtain all approvals, consents and permits required by any Governmental Authority prior to, during and on completion of any Alterations. Tenant shall reimburse Landlord, as Additional Rent within thirty (30) days after demand, for any and all actual, reasonable out-of-pocket costs incurred by Landlord in connection with (A) Landlord’s review of the Plans, and (B) providing Building personnel during the performance of Alterations after Business Hours if required by Tenant. The costs and expenses described in the preceding sentence shall not include the regular salaries and benefits of Landlord’s employees at the Building, but shall include all reasonable, actual out-of-pocket costs, including overtime and other labor costs, incurred by Landlord in connection with Tenant’s Alterations which would not have been incurred by Landlord but for the performance of such Alterations.

(c) Landlord will not unreasonably withhold its approval of Tenant’s proposed contractors for its Alterations, except for the fire and life safety trade, where Tenant shall use the contractor designated by Landlord from time to time. Landlord agrees to assist Tenant in negotiating the price charged by Landlord’s designated fire and life safety contractor for its services.

(d) Upon completion of any Alterations, Tenant, at its expense, shall promptly obtain certificates of final approval of such Alterations as required by any Governmental Authority, and shall furnish Landlord with copies thereof, together with “as-built” plans and specifications for such Alterations.

(e) Tenant shall comply with Landlord’s Rules and Regulations (including installation or removal outside of normal office business hours) with respect to the installation or removal of any of Tenant’s Property, which Rules and Regulations shall be applied to the other tenants in the Building in a uniform and non-discriminatory manner, under the circumstances.

Section 4.3. All Alterations made by or on behalf of Tenant shall become Landlord’s property on the Expiration Date or sooner termination of this Lease, but shall remain the property of Tenant during the Term. Provided that no Event of Default shall have then occurred and be continuing, Tenant may remove Tenant’s Property or Alterations made by or on behalf of Tenant at any time during the Term, provided that Tenant shall have no obligation to remove any Tenant’s Property or Alterations upon the expiration or sooner termination of this Lease. All Alterations and Tenant’s Property remaining in the Building on the Expiration Date or sooner expiration of the Term shall be deemed abandoned and shall become Landlord’s property at such time. Tenant shall repair and restore in a good and workmanlike manner (reasonable wear and tear excepted) any damage to the Premises and the Building caused by such removal of Tenant’s Property and the Alterations made by or on behalf of Tenant. Any of the Alterations made by or on behalf of Tenant or Tenant’s Property not so removed by Tenant at or prior to the Expiration Date or earlier termination of the Term shall be deemed abandoned and may, at the election of Landlord, either be retained as Landlord’s property, or be removed from the Premises by Landlord. The provisions of this Section 4.3 shall survive the expiration or earlier termination of this Lease.

Section 4.4. If, because of any act or omission of Tenant or any Tenant Party, any mechanic’s lien, U.C.C. financing statement or other lien, charge or order for the payment of money is filed against Landlord, or against all or any portion of the Premises, the Building or the Real Property, Tenant shall, at its expense, cause the same to be discharged of record, by bonding or otherwise, within thirty (30) days after Tenant receives notice thereof, and Tenant shall indemnify and hold Landlord harmless from and against all Losses resulting therefrom.

Section 4.5. Tenant shall not, at any time prior to or during the Term, directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer in the Premises, whether in connection with any Alterations or otherwise, if, in Landlord’s sole judgment, such employment will interfere or cause any conflict with other contractors, mechanics, or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others, or the use and enjoyment of other tenants or occupants of the Building.

Section 4.6. Landlord shall have the right from time to time, subject to the provisions of Section 15.1 hereof, to enter the Premises for the purpose of inspecting any or all aspects of any Alterations. Tenant acknowledges and agrees that neither Landlord’s approval of any Plans (or any revisions thereto), nor Landlord’s inspection of any Alterations, nor Landlord’s right to inspect such Alterations, shall impose upon Landlord any obligation or liability whatsoever with respect thereto, including, any obligation or liability that might arise as a result of such Alterations not being performed in accordance with applicable Laws or with the Plans (and revisions thereto) approved by Landlord or otherwise. The review or approval by Landlord of any Plans or any revisions thereto is solely for Landlord’s benefit, and is without any representation or warranty whatsoever with respect to the adequacy, correctness or efficiency thereof or otherwise. Neither the granting by Landlord of its approval of any such Plans or any revisions thereto, nor Landlord’s execution of any of the applications referred to in Section 5.3 below, shall in any manner constitute or be deemed to constitute a judgment or acknowledgment by Landlord as to their legality or compliance with Laws.

ARTICLE 5. CONDITION OF THE PREMISES

Section 5.1. Tenant has examined the Premises, and agrees to accept possession of the Premises in its “as is” condition on the Commencement Date, and further agrees that Landlord shall have no obligation to perform any work, supply any materials, incur any expenses or make any installations in order to prepare the Premises for Tenant’s occupancy. The taking of possession of the Premises by Tenant shall be conclusive evidence as against Tenant that at the time such possession was so taken, the Premises were in good and satisfactory condition.

Section 5.2. Tenant shall have the right to use, without additional charge, all wires, pipes, ducts and conduit installed by or on behalf of NYCC in the Premises, or between the Premises and the Roof Equipment, or between the Premises and the Building Systems, and all equipment left by NYCC in the Premises.

Section 5.3. If requested by Tenant, Landlord, at Tenant’s expense, shall join in any applications for any permits, approvals or certificates from any Governmental Authority required to be obtained by Tenant, and shall sign such applications reasonably promptly after request by Tenant (provided that (i) the provisions of the applicable Law shall require that Landlord join in such application, and (ii) such application is acceptable to Landlord) and shall otherwise cooperate with Tenant in connection therewith, provided that Landlord shall not be obligated to incur any unreimbursed cost or expense, including attorneys’ fees and disbursements, or suffer or incur any liability for which Landlord is not indemnified by Tenant.

Section 5.4. Notwithstanding the foregoing, if any Alterations performed by or on behalf of Tenant under this Lease (the “Primary Work”) result in the necessity for Upgrade Work to be performed in the Building, whether or not in the Premises, in order to comply with Law, including any removal or remediation of Hazardous Materials, then notwithstanding anything to the contrary contained herein, Tenant shall be responsible for all cost and expense in connection with such Upgrade Work. “Upgrade Work” shall mean any Repairs or Alterations required to be performed by Law solely as a result of Primary Work performed by Tenant to the Premises or other areas of the Building (to the extent permitted hereunder) which Alterations or Repairs would not otherwise be required to be performed in order for the Premises or any other portion of the Building to be in compliance with Law. Without limiting the generality of the foregoing, Upgrade Work shall not include curing existing violations, whether or not of record, or Repairs necessitated by defects in existing construction or other latent defects discovered as a result of or during the course of performing any Upgrade Work or Primary Work.

Section 5.5. Notwithstanding anything contained in this Lease to the contrary, Landlord shall have no obligations or liabilities with respect to Hazardous Materials located in the Premises or if Tenant or any person or entity claiming by, through or under Tenant incurs or suffers any losses as a result thereof; Tenant hereby waiving, and releasing Landlord from, any and all claims it may have against Landlord for such losses. Tenant acknowledges receipt of a New York City Department of Environmental Protection Form ACP-5 covering the Premises, provided, however, Landlord shall have no liability with respect to or any obligations to remove or otherwise remediate asbestos or asbestos-containing materials (“ACM’s”). Without limiting the generality of the foregoing, Landlord shall have no obligation to remove any asbestos or ACM’s concealed in any columns in the Premises or in other areas of the Building. If asbestos or other Hazardous Materials are required by Law to be removed or otherwise remediated as a result of the performance of any Alterations by Tenant, including the Initial Alterations, Tenant, at Tenant’s sole cost and expense, in accordance with, and subject to all Laws, shall so remove or otherwise remediate such asbestos or ACM’s or other Hazardous Materials.

ARTICLE 6. REPAIRS; FLOOR LOAD

Section 6.1. Landlord shall maintain and repair the Structural Components, the Building Systems and the public portions of the Building, both exterior and interior, in a good and workmanlike manner. Tenant, at Tenant’s expense, shall take good care of the Premises and the fixtures, systems, equipment and appurtenances therein, and make all non-structural Repairs thereto as and when needed to preserve them in good working order and condition, except for reasonable wear and tear, obsolescence and damage for which Tenant is not responsible pursuant to the provisions of Articles 11, 12, and 13. Notwithstanding the foregoing, all damage or injury to the Premises or to any other part of the Building, or to its fixtures, equipment and appurtenances, caused by or resulting from the negligence or willful misconduct of or Alterations made by Tenant, or any Tenant Party shall be repaired at Tenant’s expense (i) by Tenant to Landlord’s satisfaction, if the required Repairs are non-structural, do not affect any Building System, and may be performed entirely within the Premises, or (ii) in all other instances by Landlord. Tenant also shall repair any damage to the Building and the Premises caused by the making of any Alterations by Tenant or by the moving of Tenant’s Property. All such Repairs by Tenant shall be of quality and workmanship at least equal to the original work or construction. If Tenant fails after thirty (30) days notice, or without notice in the event of an emergency involving imminent danger to persons or property, to proceed with due diligence to make repairs required to be made by Tenant, Landlord may make such Repairs at Tenant’s expense, and Tenant shall pay the costs and expenses thereof incurred by Landlord, with interest at the Default Rate, as Additional Rent within thirty (30) days after the rendition of a bill or statement therefor.

Section 6.2. Tenant shall not place a load on any floor of the Premises exceeding the floor load per square foot that such floor was designed to carry and which is allowed by Law. Tenant shall not move any safe, heavy equipment, business machines, freight, bulky matter or fixtures into or out of the Building without Landlord’s prior consent. If such items require special handling, Tenant shall employ only persons holding a Master Rigger’s license to do such work.

Section 6.3. Except as set forth in Section 10.6(b), there shall be no allowance to Tenant for a diminution of rental value, no constructive eviction of Tenant and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord making, or failing to make, any repairs, alterations, additions or improvements in or to any portion of the Building or the Premises, or in or to fixtures, appurtenances or equipment thereof. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s access to and use and occupancy of the Premises in making any repairs, alterations, additions or improvements.

Section 6.4. Tenant shall not require, permit, suffer or allow the cleaning of any window in the Premises from the outside in violation of Section 202 of the New York Labor Law or any successor statute thereto, or of any other Law.

ARTICLE 7. REAL ESTATE TAX AND OPERATING EXPENSE INCREASES

Section 7.1. The following terms shall have the meanings set forth below:

(a) “Taxes” shall include the aggregate amount of (i) all real estate taxes, assessments (special or otherwise), including assessments made as a result of the Real Property or any part thereof being within a business improvement district, sewer and water rents, rates and charges and any other governmental levies, impositions or charges, whether general, special, ordinary, extraordinary, foreseen or unforeseen, which may be assessed, levied or imposed upon all or any part of the Real Property or upon Landlord or a Superior Lessor as owner of the Real Property, and (ii) any expenses (including attorneys’ fees and disbursements and experts’ and other witness’ fees) incurred in contesting any of the foregoing or the Assessed Valuation (as defined in Section 7.1(c)) of all or any part of the Real Property. If at any time after the date hereof the methods of taxation prevailing at the date hereof are altered so that in lieu of or as an addition to or as a substitute for the whole or any part of the taxes, assessments, rents, rates, charges, levies or impositions now assessed, levied or imposed upon all or any part of the Real Property, there shall be assessed, levied or imposed (A) a tax, assessment, levy, imposition or charge based on the rents received from the Real Property whether or not wholly or partially as a capital levy or otherwise, (B) a tax, assessment, levy, imposition or charge measured by or based in whole or in part on all or any part of the Real Property and imposed upon Landlord, or (C) any other tax, assessment, levy, imposition, charges or license fee however described or imposed, then all such taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based shall be deemed to be Taxes; provided that any such taxes, assessments, fees, charges or like amounts that are in “addition to” Taxes otherwise payable under this Article 7 shall only be deemed Taxes if such amounts are generally treated in comparable buildings in New York City as constituting real estate taxes for the purpose of calculating similar lease tax escalation provisions. The amount of any new tax, fee or charge so includable as Taxes shall be calculated on the basis that the Real Property is the only asset of Landlord. Taxes shall not include (1) any succession, gains, recording, income, franchise, transfer, inheritance, capital stock, excise, excess profits, occupancy or rent (except as otherwise permitted in this Article 7), gift, estate, foreign ownership or control, mortgage recording, payroll or stamp tax of Landlord or any Mortgagee or Superior Lessor, (2) except as permitted herein, any other tax, assessment or charge imposed on the rent payable under this Lease, or (3) any penalties or late charges imposed against Landlord or any Mortgagee or Superior Lessor with respect to Taxes.

(b) “Tenant’s Share” means 0.80% in the aggregate, comprised of (i) 0.32% for the 8th Floor Premises, and (ii) 0.48% for the 15th Floor Premises. Tenant’s Share shall be recalculated only in the event of a change in the actual size of the Premises or the Building as the result of a casualty or condemnation, or an addition to the Building, and not merely by reason of a change in Landlord’s standard of measurement of Rentable Square Feet.

(c) “Assessed Valuation” means the amount for which the Real Property is assessed pursuant to applicable provisions of the New York City Charter and of the Administrative Code of the City of New York for the purpose of imposition of Taxes.

(d) “Tax Year” means the period July 1 through June 30 (or such other period as may be duly adopted by the City of New York as its fiscal year for real estate tax purposes).

(e) “Base Taxes” means an amount equal to the Taxes payable for the Tax Year commencing on July 1, 2006 and ending June 30, 2007, which the parties have agreed for the purpose of calculating Tenant’s Tax Payment is $13,395,477.

(f) “Comparison Year” means (i) with respect to Taxes, each and every Tax Year commencing with the 2007/2008 Tax Year, and (ii) with respect to Operating Expenses, any calendar year commencing subsequent to the Base Expense Year.

(g) “Landlord’s Statement” means an instrument or instruments containing a comparison of either (i) the Base Taxes and the Taxes payable for any Comparison Year, or (ii) the Operating Expenses payable for any Comparison Year.

(h) “Tenant’s Projected Tax Payment” means Tenant’s Tax Payment (as defined in Section 7.1(i)), if any, made by Tenant for the prior Comparison Year, plus an amount equal to Landlord’s estimate of the amount of increase in Tenant’s Tax Payment for the then current Comparison Year, divided by twelve (12) and payable monthly by Tenant to Landlord as Additional Rent.

(i) “Tenant’s Tax Payment” means Tenant’s Share of the excess of the Taxes payable for any Comparison Year over the Base Taxes.

(j) “Operating Expenses” shall include the aggregate of all costs and expenses (and taxes, if any, thereon) paid or incurred by or on behalf of Landlord (whether directly or through independent contractors) in respect of the operation, maintenance, repair, replacement, management and security of the Real Property, including insurance premiums, the cost of electricity, gas, oil, steam, water, air conditioning and other fuel and utilities, attorneys’ fees and disbursements and auditing, management and other professional fees and expenses, and cleaning and janitorial services, but excluding (i) Taxes, (ii) transfer, gains, franchise, inheritance, estate, occupancy, succession, gift, corporation, unincorporated business, gross receipts, profit and income taxes imposed upon Landlord, (iii) mortgage amortization and interest, (iv) all leasing costs, including leasing and brokerage commissions and similar fees, (v) the cost of tenant installations and decorations incurred in connection with preparing space for a tenant’s occupancy, and any other contribution by Landlord to the cost of tenant improvements, (vi) the cost of electric power, gas, steam or any other utilities furnished to any space leased or available for lease in the Building, (vii) administrative salaries and wages of Landlord’s employees at or above the grade of general manager, (viii) ground rent or any other payments paid under Superior Leases, (ix) the cost of repairs or other work incurred by reason of fire or other casualty, (x) depreciation and amortization, except as provided herein, (xi) advertising and promotional costs for the Building, (xii) costs and expenditures payable by any affiliate of Landlord in excess of the amount which would be paid in the absence of such relationship, (xiii) costs incurred with respect to a sale or transfer of all or any portion of the Building or any interest therein, (xiv) financing and refinancing costs, (xv) expenses incurred in connection with services or other benefits of a type that are not provided to Tenant (or are provided at separate or additional charge) but that are provided to another tenant or occupant of the Building, (xvi) legal fees, expenses and disbursements (including those incurred in connection with leasing, sales, financing or refinancing, or disputes with current or prospective tenants), (xvii) any costs paid or reimbursable to Landlord directly by Tenant or any other tenants or occupants of the Building, (xviii) to the extent any costs includable in Operating Expenses are incurred with respect to both the Building and other properties (including salaries, fringe benefits and other compensation of Landlord’s personnel who provide services to both the Building and other properties), there shall be excluded from Operating Expenses a fair and reasonable percentage thereof which is properly allocable to such other properties, (xix) the cost of any judgment, settlement, or arbitration award resulting from Landlord’s negligence, willful misconduct or fraud and all expenses incurred in connection therewith, (xx) the cost of providing any service provided by managing agents of comparable buildings in New York, New York which is customarily included in management fees, (xxi) any interest, fine, penalty or other late charges payable by Landlord and incurred as a result of late payments, (xxii) costs incurred to remedy violations of Laws, (xxiii) costs incurred in connection with making any additions to, or building additional stories on, the Building, (xxiv) costs of removal, replacement, enclosure, encapsulation or other treatment of any Hazardous Materials in the Real Property, (xxv) any costs paid or reimbursable to Landlord from the proceeds of insurance or condemnation or from any other source, and (xxvi) the cost of any improvement, repair, alteration, addition, change, replacement or other item which under generally accepted accounting principles (consistently applied) is properly classified as a capital expenditure, including rental payments for any equipment ordinarily considered to be of a capital nature if rented in lieu of a purchase, except for capital improvements that (A) are required in order to comply with Laws enacted after the date of this Lease, or (B) result in reducing Operating Expenses (as, for example, a labor-saving improvement), but only to the extent of any such reduction during the Term. The cost of such capital improvements, amortized on a straight-line basis, with interest at the Base Rate, shall be added to Operating Expenses for each Comparison Year during the Term from and after the date any such capital improvement is made.

(k) “Base Expense Year” means the calendar year 2006.

(1) “Base Operating Expenses” means the Operating Expenses for the Base Expense Year, which the parties have agreed for the purpose of calculating Tenant’s Operating Payment is $16,823,198.

(m) “Tenant’s Operating Payment” means Tenant’s Share of the excess of the Operating Expenses payable for any Comparison Year over the Base Operating Expenses.

(n) “Tenant’s Projected Operating Payment” means Landlord’s reasonable estimate of Tenant’s Operating Payment for the then current Comparison Year, divided by twelve (12) and payable monthly by Tenant to Landlord as Additional Rent.

Section 7.2. (a) If the Taxes payable for any Comparison Year (any part or all of which falls within the Term) shall exceed the Base Taxes, Tenant shall pay Tenant’s Tax Payment to Landlord. Before or after the start of each Comparison Year, Landlord shall furnish to Tenant a Landlord’s Statement in respect of Taxes. Tenant shall pay Tenant’s Tax Payment in two (2) semiannual installments in advance on the first day of June (with respect to the period July 1 through December 31 following such payment date) and December 1 (with respect to the period January 1 through June 30 following such payment date), each installment equal to one-half of Tenant’s Tax Payment for such Comparison Year, except that if Landlord has not received tax bills for the following Tax Year in time to bill the June 1 installment of Tenant’s Tax Statement, Landlord may estimate the payment due on June 1, based on Landlord’s estimate of Taxes for the following Tax Year. If, upon issuance of the tax bills for any Tax Year, the estimated amount resulted in (i) an underpayment by Tenant, Tenant shall pay to Landlord the amount of the underpayment within ten (10) Business Days after notice from Landlord, or (ii) an overpayment by Tenant, Landlord shall apply a credit in the amount of the overpayment against future installments of Fixed Rent under this Lease, and if any such credit remains outstanding as of the Expiration Date, Landlord will pay the amount thereof to Tenant within a reasonable time thereafter. Notwithstanding the foregoing provisions of this Section 7.2(a), Landlord shall not issue a Landlord’s Statement or corrected Landlord’s Statement with respect to Taxes no later than twenty-four (24) months after the end of the Tax Year to which such Landlord’s Statement or corrected Landlord’s Statement (as applicable) relates. Each of the parties’ respective obligations hereunder in the case of overpayment or underpayment shall survive the expiration or earlier termination of this Lease.

(b) If at any time during the Term, Taxes are required to be paid (either to the appropriate taxing authorities or as a tax escrow to the holder of a Superior Lease or Mortgage) on any other date or dates than as presently required, then Tenant’s payment for Taxes shall be correspondingly accelerated or revised so that such payments are due at least thirty (30) days prior to the date payments are due to the taxing authorities, Lessor or Mortgagee, as appropriate. The benefit of any discount for any early payment or prepayment of Taxes relating to all or any part of the Real Property shall accrue solely to the benefit of Landlord and Taxes shall be computed without subtracting such discount.

(c) Only Landlord shall be eligible to institute Tax reduction or other proceedings to reduce the Assessed Valuation of the Real Property, and the filing of any such proceeding by Tenant without Landlord’s prior written consent shall constitute a default hereunder. If Landlord receives a refund or reduction of Taxes for any Comparison Year, Landlord shall, within a reasonable time after such refund is actually received or such credit is actually applied against Taxes then due and payable, either pay to Tenant, or, at Landlord’s election, credit against future payments of Fixed Rent under this Lease, an amount equal to Tenant’s Share of the refund or reduction, provided that such amount shall not exceed Tenant’s Tax Payment paid for such Comparison Year. Nothing herein contained shall obligate Landlord to file any application or institute any proceeding seeking a reduction in Taxes or Assessed Valuation.

Section 7.3. (a) If the Operating Expenses payable for any Comparison Year (any part or all of which falls within the Term) shall exceed the Base Operating Expenses, Tenant shall pay Tenant’s Operating Payment to Landlord, as Additional Rent within thirty (30) days after demand from Landlord therefor, which demand shall be accompanied by Landlord’s Statement.

(b) Landlord will furnish to Tenant, with respect to each Comparison Year, a written statement setting forth in reasonable detail Landlord’s estimate of Tenant’s Operating Payments for such Comparison Year (“Landlord’s Estimate”). Tenant shall pay to Landlord on the first day of each month during such Comparison Year an amount equal to one- twelfth (1/12th) of Landlord’s Estimate, which shall be credited toward Tenant’s Operating Payment for such Comparison Year. If, however, Landlord shall furnish a Landlord’s Estimate subsequent to the commencement of any Comparison Year, then (i) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.3 in respect of the last month of the preceding Comparison Year, (ii) promptly after Landlord’s Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Operating Payment previously made for such Comparison Year were greater or less than the installments of Tenant’s Operating Payment to be made for such Comparison Year in accordance with such estimate, and (A) if there is a deficiency, Tenant shall pay the amount thereof within thirty (30) days after demand therefor, or (B) if there has been an overpayment, Landlord shall either refund to Tenant the amount thereof or, at Landlord’s election, credit the amount thereof against future installments of Fixed Rent under this Lease, and (iii) on the first day of the month following the month in which Landlord’s Estimate is furnished to Tenant, and monthly thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to one- twelfth (1/12th) of Tenant’s Operating Payment shown on such Landlord’s Estimate. Landlord may, at any time or from time to time (but not more than twice with respect to any Comparison Year) furnish to Tenant a revised Landlord’s Estimate of Tenant’s Operating Payment for such Comparison Year, and in such case, Tenant’s Operating Payment for such Comparison Year shall be adjusted and paid or refunded, or, at Landlord’s election, credited, as the case may be, substantially in the same manner as provided in the immediately preceding sentence.

(c) Within one hundred twenty (120) days following the end of each Comparison Year, Landlord shall furnish to Tenant a Landlord’s Statement for such Comparison Year. Each such year-end Landlord’s Statement for any Comparison Year in which Tenant’s Operating Payment is based upon Operating Expenses shall be accompanied by a computation of

Operating Expenses for the Building prepared by Landlord’s managing agent, from which Landlord shall make the computation of Operating Expenses hereunder. In making computations of Operating Expenses, the managing agent may rely on Landlord’s estimates and allocations whenever such estimates and allocations are needed for purposes of this Article 7. If Landlord’s Statement shall show that the sums paid by Tenant under this Section 7.3 exceeded the actual amount of Tenant’s Operating Payment required to be paid by Tenant for such Comparison Year, Landlord shall either refund to Tenant the amount of such excess or, at Landlord’s election, credit the amount of such excess against subsequent installments under this Section 7.3, and if Landlord’s Statement for any Comparison Year shall show that the sums so paid by Tenant were less than Tenant’s Operating Payment payable by Tenant for such Comparison Year, Tenant shall pay the amount of such deficiency within thirty (30) days after demand therefor. Subject to the foregoing, each of the parties’ respective obligations hereunder in the case of overpayment or underpayment shall survive the expiration or earlier termination of this Lease. Notwithstanding the foregoing provisions of this Section 7.3, Landlord shall not issue a Landlord’s Statement or corrected Landlord’s Statement with respect to Operating Expenses later than thirty-six (36) months after the end of the Comparison Year to which such Landlord’s Statement relates.

Section 7.4. If the Commencement Date or the Expiration Date shall occur on a date other (i) than July 1 or June 30, respectively, with respect to Taxes, or (ii) January 1 or December 31, respectively, with respect to Operating Expenses, then, in either case, any Additional Rent payable by Tenant to Landlord under this Article 7 for the Comparison Year in which such Commencement Date or Expiration Date shall occur, shall be apportioned in that percentage which the number of days in the period from (x) the Commencement Date to June 30 or from July 1 to the Expiration Date, as the case may be, both inclusive, with respect to Taxes, or (y) January 1 to the Commencement Date or from the Expiration Date to December 31, as the case may be, both inclusive, with respect to Operating Expenses, shall bear to the total number of days in such Comparison Year. In the event of a termination of this Lease, any Additional Rent under this Article 7 shall be paid or adjusted within thirty (30) days after submission of Landlord’s Statement, provided that Tenant shall not be required to pay to Landlord (i) any portion of Taxes and/or Operating Expenses, as the case may be, which may be payable in installments if such installments are payable after the expiration of the Term of this Lease, and (ii) the portion of any Taxes and/or Operating Expenses, as the case may be, which are allocable to the period following the expiration of the Term. Landlord agrees to render a Landlord’s Statement with respect to Taxes and Operating Expenses as soon as reasonably practicable following the termination of this Lease. In no event shall Fixed Rent ever be reduced by operation of this Article 7 and the rights and obligations of Landlord and Tenant under the provisions of this Article 7 with respect to any Additional Rent shall survive the Expiration Date or earlier termination of this Lease.

Section 7.5. (a) Landlord’s failure to render a Landlord’s Statement for any Comparison Year will not prejudice Landlord’s right to thereafter render a Landlord’s Statement with respect thereto or with respect to any subsequent Comparison Year, nor shall the rendering of a Landlord’s Statement prejudice Landlord’s right to thereafter render a corrected Landlord’s Statement for that Comparison Year, subject, however to the provisions of Sections 7.2(a) and 7.3(c). Nothing herein contained shall restrict Landlord from issuing a Landlord’s Statement at any time there is an increase in Taxes or Operating Expenses during any Comparison Year or any time thereafter.

(b) Each Landlord’s Statement (including any corrected Landlord’s Statement) sent to Tenant shall be conclusively binding upon Tenant unless Tenant shall (i) within thirty (30) days after such Landlord’s Statement is sent, pay to Landlord the amount set forth in such statement when due, without prejudice to Tenant’s right to dispute such statement, and (ii) within one hundred eighty (180) days after such statement is sent, send a written notice to Landlord objecting to such statement and stating that Tenant wishes to examine Landlord’s books and records with respect to Operating Expenses for the Comparison Year to which Landlord’s Statement relates. If Tenant sends such notice, Tenant may elect to have an authorized representative of Tenant examine and copy (at Tenant’s expense), at Landlord’s office or at such other location as Landlord may designate, such of Landlord’s books and records as are relevant to the Landlord’s Statement in question (the “Operating Records”), which shall include the books and records relating to Operating Expenses for the two (2) Comparison Years immediately prior to the Comparison Year in question, but not with respect to any other prior Comparison Years. Tenant agrees that neither it nor any Tenant Party shall (A) disclose to any third party (other than Tenant’s authorized representatives) any of the information obtained in connection with such review, or the substance of any admissions or stipulations by any party in connection therewith, or of any resulting reconciliation, compromise or settlement, nor (B) employ, in connection with any dispute under this Lease, any Person who is to be compensated, in whole or in part, on a contingency fee basis.

(c) If Tenant, after having reasonable opportunity to examine the Operating Records (but in no event more than ninety (90) days after the date on which Tenant shall have commenced its examination of the Operating Records), continues to dispute Landlord’s Statement, then Tenant may send a written notice (“Tenant’s Statement”) to Landlord specifying in reasonable detail the basis for Tenant’s disagreement and the amount of Tenant’s Operating Payment Tenant claims is properly due to Landlord. If Tenant shall not give a Tenant’s Statement within such ninety (90) day period, then Landlord’s Statement shall be conclusive and binding on Tenant and Tenant shall be deemed to have waived any further rights to pursue such dispute. If Tenant gives a Tenant’s Statement, Landlord and Tenant shall attempt to resolve the matters in dispute as set forth herein, but if they are unable to do so within sixty (60) days following the delivery of Tenant’s Statement, Landlord shall designate a Certified Public Accountant reasonably satisfactory to Tenant (the “Arbiter”) who shall be a member of an independent certified public accounting firm having at least twenty (20) accounting professionals and shall have practiced as a certified public accountant for at least ten (10) years, who shall not have been employed by Landlord or its Affiliates within the preceding five (5) years and whose determination made in accordance with this Section 7.5(c) shall be binding upon the parties, and any such determination so made in accordance herewith may be entered as a judgment in any court of competent jurisdiction. If Landlord fails to designate an Arbiter within ninety (90) days after the delivery of Tenant’s Statement, Tenant shall have the right to suggest a Certified Public Accountant as the Arbiter, and if such Person is not reasonably acceptable to Landlord, either party may petition the American Arbitration Association or its successor (the “AAA”) for the appointment of an Arbiter. Tenant shall pay the fees and expenses of the Arbiter, unless the Arbiter shall determine that Landlord overstated Tenant’s Operating Payment by more than five percent (5%) for such Comparison Year, as finally determined, in which case Landlord shall pay such fees and expenses, together with Tenant’s actual out-of-pocket expenses incurred in its examination of the Operating Records.

(d) Landlord and Tenant agree that any determination made by an Arbiter designated pursuant to this Section 7.5 shall not exceed the amount(s) as determined to be due in the first instance by Landlord’s Statement, nor shall such determination be less than the amount(s) claimed to be due by Tenant in Tenant’s Statement, and that any determination which does not comply with the foregoing shall be null and void and not binding on the parties. In rendering such determination the Arbiter shall not add to, subtract from or otherwise modify the provisions of this Lease, including the immediately preceding sentence. Notwithstanding the foregoing provisions of this Section 7.5, Tenant, pending the resolution of any contest pursuant to the terms hereof shall continue to pay all sums as stated to be due in the first instance by Landlord’s Statement. Upon the resolution of such contest, suitable adjustment shall be made in accordance therewith within thirty (30) days of such resolution, and either (i) an appropriate credit (including interest at the Base Rate accruing on such overpayment for the date such overpayment was made, through and including the date such credit is applied) shall be granted by Landlord to Tenant against the next installments of Fixed Rent and Additional Rent due under this Lease (except that if such resolution occurs during the final year of the Term of this Lease, Landlord shall refund such amount to Tenant), or (ii) an appropriate payment (including interest at the Base Rate accruing on such underpayment from the respective dates such amounts were due until paid) shall be made by Tenant to Landlord. Landlord shall retain all records relating to Operating Expenses for a period of three (3) years after the end of the Comparison Year to which such records relate.

ARTICLE 8. COMPLIANCE WITH LAWS

Section 8.1. Tenant, at its sole expense, shall comply with all Laws applicable to the Premises or the use and occupancy thereof by Tenant, and make all Repairs or Alterations required thereby, ordinary or extraordinary, unless otherwise expressly provided herein; provided, however, that Tenant shall not be obligated to comply with any Law requiring any Alterations or Repairs to the Structural Components of the Premises unless the application of such Law arises from (i) Tenant’s particular manner of use or manner of conduct of Tenant’s business in the Premises or the operation by Tenant of its installations, equipment or other property thereon, whether such manner of use, conduct or operation shall be reasonably distinguishable from the ordinary use, conduct or operation of a business using the Premises for the Permitted Use, or (ii) any Alterations performed by or on behalf of Tenant, and shall make all Repairs or Alterations required thereby, whether structural or non-structural, ordinary or extraordinary, unless otherwise expressly provided herein. Tenant shall not take or permit any action in the Premises, or bring or keep anything therein, that will (A) invalidate or be in conflict with Landlord’s insurance policies, or (B) increase the rates for casualty or liability insurance applicable to the Building. If the insurance rates for the Building are increased as a result of any negligence or willful misconduct of Tenant or any Tenant Party, or by reason of Tenant’s failure to comply with the provisions of this Article 8, then Tenant shall cease such acts or negligence and shall reimburse Landlord, as Additional Rent within thirty (30) days after demand, for the increase in Landlord’s premiums attributable to such act or negligence.

Section 8.2. Tenant shall not at any time use or occupy the Premises in violation of the certificate of occupancy at such time issued for the Premises or for the Building and if any Governmental Authority declares by notice, violation, order or in any other manner that the Premises are being used for a purpose in violation of the then current certificate of occupancy for the Building, then Tenant shall, on five (5) days’ notice from Landlord or any Governmental Authority, immediately discontinue such use of the Premises. Failure by Tenant to discontinue such use after such notice shall be considered a default in the fulfillment of a material covenant of this Lease, and Landlord shall have the right to exercise any and all of its rights and remedies pursuant to Articles 16 and 17.

Section 8.3. Landlord shall comply with (or cause to be complied with) all Laws applicable to the Building and the Real Property which are not the obligation of Tenant pursuant to Section 8.1, to the extent that non-compliance would impair Tenant’s use and occupancy of the Premises or Tenant’s ability to conduct its business in the Premises for the Permitted Uses. If in the course of performing the Initial Alterations, Tenant discovers any Hazardous Materials, Landlord shall remove and dispose of such Hazardous Materials at Landlord’s expense, with reasonable diligence and in a good and workmanlike manner.

ARTICLE 9. SUBORDINATION AND NON-DISTURBANCE; ESTOPPEL CERTIFICATES

Section 9.1. This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate in all respects to all Mortgages and Superior Leases. This Section 9.1 shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute and deliver any instrument that Landlord or any Superior Lessor or Mortgagee may reasonably request to evidence such subordination.

Section 9.2. In the event of any default by Landlord that would give Tenant the right, immediately or after a period of time, to cancel or terminate this Lease or to claim a partial or total eviction, Tenant shall not exercise such right unless and until (a) Tenant gives written notice of such default to each Mortgagee and Superior Lessor whose name and address have previously been given to Tenant in writing, and (b) a reasonable period for remedying such default elapses after Tenant gave such notice, unless such default cannot be remedied by Landlord or such Mortgagee or Superior Lessor within a reasonable period of time, provided that such Mortgagee or Superior Lessor shall, with due diligence, give Tenant written notice of its intention to remedy such act or omission, and such Mortgagee or Superior Lessor shall commence and thereafter continue with reasonable diligence to remedy such act or omission. If more than one Mortgagee or Superior Lessor shall become entitled to any additional cure period under this Section 9.2, such cure periods shall run concurrently, not consecutively.

Section 9.3. If a Mortgagee or Superior Lessor succeeds to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then at the request of such successor to Landlord’s rights (“Successor Landlord”) and upon Successor Landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize Successor Landlord as Tenant’s landlord under this Lease, and shall promptly execute and deliver any instrument that Successor Landlord may reasonably request to evidence such attornment. Upon such attornment this Lease shall continue in full force and effect as, or as if it were, a direct lease between Successor Landlord and Tenant on all of the terms and provisions of this Lease and shall be applicable after such attornment, except that Successor Landlord shall not:

(a) be liable for any previous act or omission of Landlord under this Lease (except to the extent such act or omission continues beyond the date Successor Landlord succeeds to Landlord’s interest);

(b) be subject to any offset that may previously have accrued to or be claimed by Tenant against Landlord; or

(c) be bound by any previous modification of this Lease, not expressly provided for in this Lease, or by any previous prepayment of more than one month’s Fixed Rent, unless such modification or prepayment shall have been expressly approved in writing by such Mortgagee or Superior Lessor.

Section 9.4. Each party agrees, at any time and from time to time, as requested by the other party, upon not less than ten (10) days’ prior notice, to execute and deliver to the other a written statement executed and acknowledged by such party (a) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the then annual Fixed Rent, (c) setting forth the date to which the Fixed Rent and Additional Rent have been paid, (d) stating whether or not, to the best knowledge of the signatory, the other party is in default under this Lease, and if so, setting forth the specific nature of all such defaults, (e) stating the amount of the Security Deposit, (f) stating whether there are any subleases affecting the Premises, (g) stating the address of the signatory to which all notices and communication under the Lease shall be sent, the Commencement Date and the Expiration Date, and (h) as to any other matters reasonably requested by the party requesting such certificate. The parties acknowledge that any statement delivered pursuant to this Section 9.4 may be relied upon by others with whom the party requesting such certificate may be dealing, including any purchaser or owner of the Real Property or the Building, or of Landlord’s interest in the Real Property or the Building or any Superior Lease, or by any Mortgagee or Superior Lessor, or by any prospective or actual sublessee of the Premises or assignee of this Lease, or permitted transferee of or successor to Tenant.

Section 9.5. Notwithstanding anything contained in this Article to the contrary, but provided that the Tenant named herein or an Affiliate of the Tenant named herein is the then Tenant hereunder, Landlord shall use commercially reasonable efforts to obtain and deliver to Tenant a Subordination, Non-Disturbance and Attornment Agreement (an “SNDA”) in the form then used by such Mortgagee or Superior Lessor for the benefit of Tenant from the existing Mortgagee and from each new Mortgagee that becomes effective after the date hereof and from each Superior Lessor after the date hereof, which SNDA shall be in form and substance reasonably satisfactory to such existing Mortgagee, each new Mortgagee and such Superior Lessor and which shall not reduce any rights afforded to Tenant under this Lease. Landlord shall also use commercially reasonable efforts to obtain and deliver an SNDA to an assignee of Tenant which acquires all or substantially all of the assets of Tenant pursuant to a Permitted Transfer. If Tenant fails to execute, acknowledge or deliver to Landlord or to such Mortgagee or Superior Lessor any such SNDA within fifteen (15) days after Landlord’s delivery of same to Tenant, whether or not such Mortgagee or Superior Lessor has already executed same, Landlord shall be deemed to have fulfilled all of its obligations under this Section with respect to obtaining an SNDA from such Mortgagee or Superior Lessor, as the case may be. For the purposes of this Section, “commercially reasonable efforts” shall mean an obligation to use reasonable commercial efforts, and shall not be interpreted to require Landlord to enter into any agreement or undertaking to pay or otherwise confer or to actually pay or otherwise confer anything of value to or for the benefit of a third-party (including, without limitation, such Mortgagee or Superior Lessor), to guarantee any obligation, or to otherwise modify any of its obligations under such superior mortgage or superior lease. Landlord’s failure or inability to obtain or deliver to Tenant an SNDA (despite using such commercially reasonable efforts) shall not be a default by Landlord, shall not entitle Tenant to exercise any rights or remedies whatsoever and shall in no event affect this lease or Tenant’s obligations hereunder. Notwithstanding the foregoing, if any Superior Lessor or Mortgagee requires Landlord to pay a fee solely for the preparation, negotiation and execution of any such SNDA, Landlord shall so notify Tenant and if Tenant agrees to pay the aforesaid third-party fee on behalf of Landlord and such payment by Tenant is acceptable to such Mortgagee or to such Superior Lessor, then Landlord agrees to obtain and deliver to Tenant an SNDA.

ARTICLE 10. SERVICES

Section 10.1. ELECTRICITY (a) (i) The Premises are currently served by electrical infrastructure fused at (A) 1,000 amperes of 460 volt, 3-phase, 4-wire, AC electrical capacity dedicated to Tenant for the 8th Floor Premises (the “8th Floor Premises Basic Capacity”), and (B) 1,000 amperes of 460 volt, 3-phase, 4-wire, AC electrical capacity dedicated to Tenant for the 15th Floor Premises (the “15th Floor Premises Basic Capacity”) (the 8th Floor Premises Basic Capacity and the 15th Floor Premises Basic Capacity are collectively referred to as the “Basic Capacity”). If and when Tenant leases any other portion of the Building, including, without limitation, any Expansion Space (as such term is defined in Article 32 hereof), the “Basic Capacity” for such other portions of the Building shall be the quantity and quality of electricity being provided by Landlord to the portion of the Building in question as of the date on which such portion of the Building is added to the Premises. In the event that Tenant shall require electric capacity in excess of the Basic Capacity, then upon request, and subject to the availability of additional electrical capacity in the Building, as determined by Landlord in its reasonable judgment, Landlord shall make additional electric power available to Tenant, at a location in the basement of the Building to be designated by Landlord, and Tenant shall pay to Landlord a one-time charge equal to the Building Standard Rate per ampere for additional power, multiplied by each ampere in excess of the Basic Capacity so provided by Landlord. Tenant shall be solely responsible, at Tenant’s expense, for the installation of all risers and other electrical facilities and equipment required in order to deliver such additional electric power to the Premises, and to distribute it therein. Tenant covenants that Tenant’s use and consumption of electric current shall not at any time exceed the Basic Capacity, as increased from time to time pursuant to this Section 10.1 (the Basic Capacity, together with any increased electrical capacity provided hereunder, the “Electrical Capacity”), nor exceed the capacity of any of the electrical facilities and installations in or otherwise serving or being used in the Premises. Tenant shall pay Landlord, as Additional Rent, at any time and from time to time, but no more frequently than monthly, for its consumption of electricity at the Premises, as provided herein.

(b) The calculations and determinations of the charges for electricity consumed by Tenant in the Premises (including any Expansion Space that becomes a part of the Premises) shall be based on the readings of one or more submeters serving the Initial Premises, applied to the Cost Per Kilowatt Hour, as defined below. Tenant shall pay to Landlord, as Additional Rent on demand from time to time but no more frequently than monthly, for its consumption of electricity at the Initial Premises, a sum equal to 105% of the product of (x) Cost Per Kilowatt Hour, multiplied by (y) the actual number of kilowatts and kilowatt-hours of electric current consumed by Tenant in such billing period. “Cost Per Kilowatt Hour” means the total actual cost incurred by Landlord to provide electricity to the Building during a particular billing period, including energy charges, demand charges, surcharges, time-of-day charges, fuel adjustment charges, rate adjustment charges, taxes (regardless of whether included in the utility company’s charges or paid separately by Landlord), rebates and any other factors used by the utility company in computing its charges to Landlord, divided by the total kilowatt hours purchased by Landlord to provide electricity to the Building during such period. In addition, Tenant shall pay to Landlord, as Additional Rent (A) the fees and expenses of Landlord’s electrical contractor for services rendered by such contractor in the maintenance and repair of such submeter(s), and (B) the amount of any taxes imposed by any Governmental Authority on Landlord’s receipts from the sale of electricity to Tenant. If at any time during the Term the cost elements comprising the Cost Per Kilowatt Hour shall be increased by the Electricity Provider, or the Cost Per Kilowatt Hour shall be increased for any other reason, then effective as of the date of such increase, Tenant’s payment for submetered electricity under this Section 10.1 shall be proportionately increased. Landlord reserves the right to contract with different Electricity Providers from time to time in its sole judgment, and without reference to whether any Electricity Provider selected by Landlord provides lower rates than any other electricity supplier.

(c) Tenant covenants that Tenant’s use and consumption of electric current shall not at any time (x) exceed the Electrical Capacity, or (y) adversely affect the quality of the electrical power in the Building (for example, through the creation of harmonics, backflow, backfeed or similar conditions), and Tenant shall, upon the submission by Landlord to Tenant of written notice, promptly cease the use of any of Tenant’s electrical equipment which Landlord believes will cause Tenant to exceed such capacity or give rise to any such condition.

(d) Landlord reserves the right to discontinue furnishing electricity to Tenant in the Premises on not less than sixty (60) days notice to Tenant, if Landlord is hereafter prohibited by any Law from providing electricity to Tenant. This Lease shall continue in full force and effect and shall be unaffected thereby, except that from and after the effective date of such discontinuance, Landlord shall not be obligated to furnish electricity to Tenant, and Tenant shall have no further obligation to pay Landlord for electricity supplied to the Premises. If Landlord so discontinues furnishing electricity to Tenant, Tenant shall arrange to obtain electricity directly from the Electricity Provider. Such electricity may be furnished to Tenant by means of the then existing electrical facilities serving the Premises to the extent that the same are available, suitable and safe for such purposes. All costs associated with Tenant’s obtaining direct electric service to the Premises shall be borne by Landlord. Landlord will not voluntarily discontinue furnishing electricity to Tenant until Tenant is able to receive electricity directly from the Electricity Provider, unless the Electricity Provider is not prepared to furnish electricity to the Premises on the date required as a result of Tenant’s delay or negligence in arranging for service.

Section 10.2. HEAT, VENTILATION AND AIR-CONDITIONING

Landlord shall have no obligation to provide heat, ventilation, or air-conditioning services to the Premises. Landlord and Tenant acknowledge that there is located on the roof of the Building, as more particularly described in Section 10.10, certain air-conditioning, heating and cooling equipment systems (which may include dry coolant condensers, chillers and related HVAC equipment) that services the Premises on the Roof Space (such air-conditioning, heating and equipment cooling systems being herein referred to as “Tenant’s HVAC System”).

Section 10.3. ELEVATORS

(a) Landlord will provide (i) passenger elevator service on Business Days from 8:00 a.m. to 6:00 p.m., with not less than one (1) passenger elevator operating at all other times, and (ii) freight elevator facilities on a non-exclusive, “first come first served” basis on Business Days from 8:00 a.m. to 4:45 p.m. (“Freight Business Hours”). Such elevator service shall be subject to such rules and regulations as Landlord may promulgate from time to time with respect thereto. Landlord shall have the right to change the operation or manner of operation of any of the elevators in the Building and/or to discontinue, temporarily or permanently, the use of any one or more cars in any of the passenger, freight or truck elevator banks.

(b) Landlord will make the freight elevator available to Tenant during other than Freight Business Hours on a reservation basis, on not less than twenty-four (24) hours prior request by Tenant (subject to reasonable Building requirements and any prior reservations made by other tenants and occupants of the Building), and Tenant shall pay the Building Standard Rate therefor as Additional Rent within thirty (30) days after demand. As of the date hereof, Landlord’s Building standard rate for freight elevator service during other than Freight Business Hours is $190.00 per cab per hour; with a four (4) hour minimum subject to increase to reflect increases in Landlord’s cost of providing such service (including the charges for a hoisting engineer, if required).

Section 10.4. CLEANING AND RUBBISH REMOVAL Tenant shall, at Tenant’s expense, provide cleaning services at the Premises pursuant to reasonable rules and regulations established by Landlord from time to time, and use a cleaning contractor approved by Landlord. Tenant shall, at Tenant’s sole cost, provide refuse and rubbish removal service at the Premises at times, and pursuant to regulations, established by Landlord from time to time.

Section 10.5. WATER Landlord shall furnish hot and cold water to the Premises in such quantities as Landlord deems sufficient for ordinary drinking, lavatory and cleaning purposes to the Premises. If Tenant requires, uses or consumes water for any purpose in addition to ordinary lavatory, cleaning and drinking purposes, Landlord may install a water meter and thereby measure Tenant’s consumption of water for all purposes. Tenant shall (a) pay to Landlord the cost of any such meters and their installation, (b) at Tenant’s expense, keep any such meters and any such installation equipment in good working order and repair, and (c) pay to Landlord, as Additional Rent, as and when billed therefor for water consumed, together with a charge for any required pumping thereof, all sewer rents, charges or any other taxes, rents, levies or charges which now or hereafter are assessed, imposed or shall become a lien upon the Premises or the Real Property pursuant to law, order or regulation made or issued in connection with any such metered use, consumption, maintenance or supply of water, water system, or sewage or sewage connection or system, and in default in making such payment Landlord may pay such charges and collect the same from Tenant.

Section 10.6. No WARRANTY OF LANDLORD (a) Landlord does not warrant that any of the services to be provided by Landlord to Tenant hereunder, or any other services which Landlord may supply (i) will be adequate for Tenant’s particular purposes or as to any other particular need of Tenant or (ii) will be free from interruption, and Tenant acknowledges that any one or more such services may be interrupted or suspended by reason of Unavoidable Delays. In addition, Landlord reserves the right to stop, interrupt or reduce service of the Building Systems by reason of Unavoidable Delays, or for Repairs that are necessary in Landlord’s judgment, until such Repairs or Alterations are completed. Any such interruption or discontinuance of service, or the exercise of such right by Landlord to suspend or interrupt such service shall not (i) constitute an actual or constructive eviction, or disturbance of Tenant’s use and possession of the Premises, in whole or in part, (ii) entitle Tenant to any compensation or, except as provided in Section 10.6(b), to any abatement or diminution of Fixed Rent or Additional Rent, (iii) relieve Tenant from any of its obligations under this Lease, or (iv) impose any responsibility or liability upon Landlord or any Landlord Party by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise, except as provided in Article 28. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s access to and use and occupancy of the Premises in making any Repairs or Alterations. Landlord shall not be required to furnish any services except as expressly provided in this Article 10.

(b) Notwithstanding anything to the contrary contained in any other provision of this Lease, if (i) Tenant is unable to use the Premises or any portion thereof for the ordinary conduct of Tenant’s business due to Landlord’s failure to provide services, perform repairs, or comply with Laws, or as a result of Unavoidable Delays, and such condition continues for a period in excess of twenty (20) consecutive Business Days, and (ii) such condition has not resulted from the negligence or willful misconduct of Tenant or any Tenant Party, then Fixed Rent and Additional Rent shall be abated as to the Premises or affected portion thereof on a per diem basis commencing on the date the Premises become unusable and ending on the date Tenant reoccupies the Premises or such portion thereof for the ordinary conduct of its business. Tenant will use commercially reasonable efforts to notify Landlord promptly upon becoming aware of any condition that would give rise to an abatement of Rent under this Section 10.6(b).

Section 10.7. SETBACK AREA.

(a) Landlord hereby grants to Tenant for Tenant’s own use and not for resale purposes, a license to use an area of the roof setback above the seventh (7th) floor of the Building, as shown in shading on the plan attached as Exhibit E (the “Setback Area”) for the installation and operation, at Tenant’s sole cost and expense, of dry coolers for Tenant’s HVAC System, subject to the terms and conditions of this Lease and all Laws. Tenant hereby acknowledges that access to the Setback Area may only be achieved by means of (i) space on the eighth (8th) floor of the Building (the “iBasis Space”) that is occupied by iBasis, Inc. (“iBasis”), as of the date hereof, or (ii) access from the presently existing door from the 8th Floor Premises to the roof that includes the Setback Area. Landlord agrees to use reasonable efforts to cause iBasis to provide Tenant with access to the iBasis Space (it being agreed and understood that under no circumstances will Landlord be liable to Tenant for iBasis’ failure to provide Tenant with access to the iBasis Space nor shall the same be a default by Landlord or entitle Tenant to exercise any rights or remedies whatsoever). Tenant covenants and agrees that its use of the Setback Area shall be at Tenant’s sole risk and that Landlord makes no representations as to (i) whether such use is permitted by Law, or (ii) whether the Setback Area is suitable for any such use. Only authorized engineers, employees, contractors, subcontractors and agents of Tenant, government or quasi-governmental inspectors or persons under Tenant’s direct supervision who are approved by Landlord in each instance, such approval not to be unreasonably withheld (collectively, “Tenant’s Authorized Personnel”) shall be permitted access to the Setback Area. Tenant’s Authorized Personnel shall have reasonable access to the Setback Area at all times, subject to reasonable Building security and identification procedures and the Building rules and regulations in effect from time to time and subject to any charges imposed by Landlord at Building Standard Rates for access to the roof at times other than during normal business hours on Business Days. Landlord shall have the right at any time during the Term, upon prior written notice to Tenant, to provide and furnish Tenant with space elsewhere in the Building of approximately the same size as the Setback Area (the “Substitute Setback Area”) and the right to require Tenant to relocate the Setback Equipment (as hereinafter defined) located on Setback Area and the Setback Area to such Substitute Setback Area; provided, however, that (x) the relocation of the Setback Equipment shall be performed by Landlord, upon not less than one hundred twenty (120) days’ notice to Tenant, at Landlord’s sole cost and expense, (y) Landlord shall effect such relocation in a commercially reasonable manner so as to minimize disruption to the business of Tenant and the other occupants of the Premises, and (z) the relocation of the Setback Equipment to the Substitute Setback Area shall not materially adversely affect the functionality, efficiency or operation of the Setback Equipment.

(b) Tenant agrees to accept the Setback Area in its “as is” condition on the Commencement Date, and that Landlord shall have no obligation to make any alterations, improvements, repairs or decorations to the Setback Area or to incur any expense in order to prepare the Setback Area for Tenant’s use thereof. Landlord shall not be obligated to supply any services of any kind whatsoever to the Setback Area, Subject to the provisions of Article 4 and to all applicable Laws, at Tenant’s sole cost and expense, Tenant shall install and maintain sound attenuated acoustic enclosures satisfactory to Landlord and take all other sound reduction measures necessary to eliminate or reduce to levels acceptable to Landlord, in its reasonable judgment, any noise generated by Tenant’s HVAC System and dry coolers (collectively, the “Setback Equipment”). Tenant shall use the Setback Area and the Setback Equipment so as to not materially interfere with Landlord’s or other tenant’s or occupant’s use of the Setback Area, or damage to or interference with the operation of the Building or the Buildings Systems. For purposes hereof, the term “interference” shall mean and include (i) noise or Vibration audible Or discernible anywhere outside the Setback Area, (ii) interference with Landlord’s use of the Setback Area or the operation of any equipment install by Landlord or any other tenant in the Building, or (iii) interference, in any material respect, with the operation of the Building or with the Building Systems. If any of the Setback Equipment causes any material interference, then Tenant, at its sole cost and expense, shall take all steps necessary to eliminate such interference. If Tenant fails, within thirty (30) days after notice, to eliminate such interference, Landlord may relocate or remove the Setback Equipment causing such interference, and Tenant shall promptly reimburse Landlord for any costs and expenses incurred by Landlord in connection therewith.

(c) The installation of Tenant’s Setback Equipment shall constitute an Alteration and shall be performed by Tenant at Tenant’s expense (including any costs and expenses in connection with reinforcing the roof of the Building, if required) in accordance with and subject to the provisions of Article 4.

(d) Tenant shall pay a license fee to Landlord for the Setback Area, as Additional Rent in advance on the first day of each month during the Term, as follows:

(i) [***] per annum ([***] per month) from the Commencement Date through February 28, 2011;

(ii) [***] per annum ([***] per month) from March 1, 2011 through February 29, 2012;

(iii) [***] per annum ([***] per month) from March 1, 2012 through February 28, 2013;

(iv) [***] per annum ([***] per month) from March 1, 2013 through February 28, 2014;

(v) [***] per annum ([***] per month) from March, 1, 2014 through February 28, 2015;

(vi) [***] per annum ([***] per month) from March 1, 2015 through February 29, 2016;

(vii) [***] per annum ([***] per month) from March, 1, 2016 through February 28, 2017;

(viii) [***] per annum ([***] per month) from March 1, 2017 through February 28, 2018; and

(ix) [***] per annum ([***] per month) from March 1, 2018 through the Expiration Date.

(e) Tenant shall (i) be solely responsible for any damage caused as a result of the use of Tenant’s Setback Equipment by Tenant or any Tenant Party, (ii) promptly pay any tax, license, permit or other fees or charges imposed pursuant to any Laws relating to the installation, maintenance or use of Tenant’s Setback Equipment, and (iii) promptly and diligently perform all necessary repairs or replacements to, or maintenance of, Tenant’s Equipment, provided, however, that if Tenant’s failure after thirty (30) days’ notice from Landlord to so repair, replace or maintain Tenant’s Setback Equipment jeopardizes in any way Landlord’s or any other tenant’s property located on the roof or within the Building, Landlord may, at Landlord’s option, elect to perform such repairs, replacements or maintenance at Tenant’s expense. Landlord shall give Tenant thirty (30) days’ prior notice of its election to perform such repairs, except in an emergency.

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(f) The license granted to Tenant in this Section 10.7 shall (i) not be assignable by Tenant separately from this Lease, but shall be automatically deemed transferred to Tenant’s assignee pursuant to a permitted assignment of this Lease, (ii) not now or at any time after the installation of Tenant’s Setback Equipment, be deemed to grant Tenant a leasehold or other real property interest in the Building or any portion thereof, including the Building’s roofs and (iii) continue until and automatically terminate and expire upon the expiration or earlier termination of this Lease, and the termination of such license shall be self-operative and no further instrument shall be required to effect such termination.

Section 10.8. RISER SPACE Landlord has made available to Tenant, without additional charge, the existing riser and lateral space shown on Exhibit F attached hereto sufficient to accommodate the electrical and mechanical conduits and connections required in order to deliver the Basic Capacity to the Premises and to connect existing Building Systems, Rooftop Equipment and other Service Equipment to the Premises. If Tenant requires additional riser space for electrical and mechanical conduits, pipes, cables or other connections between the Premises and the Roof Space or any other Building ancillary space serving the Premises, then upon request by Tenant, subject to availability of riser space in the Building, as determined by Landlord in its good faith discretion, Landlord will make such additional riser space available to Tenant without additional charge to Tenant. If Tenant (with Landlord’s approval) adds additional Roof Space and requires additional riser space for electrical or mechanical conduits or connections in connection with such additional Roof Space, then upon request by Tenant, subject to availability of riser space in the Building, as determined by Landlord at its sole and absolute discretion, Landlord will make riser space available to Tenant at the Building Standard Rate for riser space in the Building (which rate is currently an annual charge of $11.00 per lineal foot). It is not the intention of the parties that Tenant be obligated to pay any additional charges for riser and/or lateral space in connection with the replacement of existing wires, pipes, ducts and/or conduits serving the Premises or for wires, pipes, ducts and/or conduits connecting the Premises to replacement or additional equipment installed by Tenant within the Roof Space or existing ancillary space housing equipment or systems currently serving the Premises. All work in connection with the installation of such conduit, including core drilling, if required, shall be performed by Tenant at Tenant’s expense, including the cost of a fire watch and related supervisory costs relating to any core drilling, which shall be performed in such a manner and at such times as Landlord shall prescribe. Landlord shall make available to Tenant reasonable access within the Building’s core for purposes of such installation work.

Section 10.9. BUILDING EMERGENCY GENERATORS; TENANT’S GENERATORS

(a) Landlord shall make up to 1,000 amperes of 480-volt emergency electric power service (“8th Floor EPS”) available to Tenant for use in the 8th Floor Premises from the Building’s emergency electric generators (the “Building Generators”) as provided in this Section 10.9. There is installed (i) an automatic transfer switch (the “8th Floor Transfer Switch”) in the 8th Floor Premises sufficient to supply a total connected load of up to 1,000 amperes of 8th Floor EPS (the “Required 8th Floor Amperage”) at 480 volts to the 8th Floor Premises, and (ii) a connection from the Building Generators to the 8th Floor Transfer Switch. The 8th Floor Transfer Switch shall be deemed Tenant’s Property for all purposes of this Lease.

(b) Effective from and after October 1, 2007, Tenant shall pay a fee (the “8th Floor EPS Fee”), irrespective of whether or not emergency power is ever required or used by Tenant. The 8th Floor EPS Fee shall be payable by Tenant to Landlord as Additional Rent in advance in equal monthly installments on the first day of each month during the Term. The initial 8th Floor EPS Fee shall be $150.00 per ampere per year for the Required 8th Floor Amperage. The 8th Floor EPS fee shall escalate as of each Reset Date by the sum of (x) the product of (A) the 8th Floor EPS Fee then in effect for the immediately previous calendar year, multiplied by (B) the CPI Fraction and (y) the then 8th Floor EPS fee. In no event shall the 8th Floor EPS Fee ever be reduced pursuant to this subsection. At Landlord’s option, Landlord may bill Tenant for the 8th Floor EPS Fee other than on a monthly basis, provided that Landlord may not so bill Tenant more frequently than monthly. Tenant’s liability for the 8th Floor EPS Fee (including all increases therein) shall survive the expiration or sooner termination of the Term.

(c) Landlord shall supply 8th Floor EPS to Tenant only if there is an interruption or failure in the supply of electric current to the 8th Floor Premises, and under no other circumstances. Tenant shall be responsible for the payment of any occupancy tax, or any other tax (other than Landlord’s income tax) imposed upon the Additional Rent paid by Tenant pursuant to this Section 10.9.

(d) Tenant shall not transfer or assign the right to receive the 8th Floor EPS for use outside the Premises. Tenant acknowledges that the Building Generators (and any replacements and/or substitutes therefor), and all connections thereto, are and shall remain the sole property of Landlord and may not be removed by Tenant. Landlord shall have the right, in Landlord’s sole discretion and at Landlord’s cost, at any time and from time to time during the term of this Lease, on not less than thirty (30) days prior notice to Tenant, to relocate one or more of the Building Generators to another area or areas of the Building, to replace one or more of the Building Generators, or to substitute one or more other building generators in lieu of one or more of the Building Generators. Tenant shall cooperate with Landlord to effectuate any such relocation or substitution of the Building Generators. Upon any such replacement or substitution, the replacement generator or substitute generator shall be one of the Building Generators.

(e) Landlord shall maintain and repair the Building Generators, and shall maintain such service contracts and take such other actions as may be necessary in Landlord’s sole judgment to keep the Building Generators in good working order; provided, however, that Landlord shall not be liable in any way to Tenant for any delay, interruption, failure, variation or defect in or with regard to the Building Generators or the 8th Floor EPS, and in no event shall Landlord be liable to Tenant for special, indirect or consequential damages which may result from any such delay, interruption, failure, variation or defect.

(f) Landlord and Tenant acknowledge that there is located on the roof of the Building, as more particularly described in Section 10.10, one (1) diesel-powered electric generator having a capacity of up to 750 kw, and other related equipment, including mountings and supports, that service the 15th Floor Premises, and one (1) diesel-powered electric generator having a capacity of up to 2,000 kw, and other related equipment, including mountings and supports, that is not connected to the Premises (collectively, “Tenant’s Generators”). Subject to the applicable provisions of the Lease (including Section 10.10), Tenant shall have the right to operate, maintain, use, repair and replace Tenant’s Generators in a portion of the Roof Space (as defined in Section 10.10), in accordance with, and subject to, the applicable provisions of this Lease.

(g) As of the date hereof, only the 750 kw generator is connected to the Building’s fuel distribution system. Tenant shall have the right to continue such connection, as designated by Landlord from time to time. In addition, Tenant shall reimburse Landlord for Landlord’s actual cost of diesel fuel consumed by Tenant’s Generators, as indicated on a meter to be installed by Landlord (to the extent not installed as of the date hereof), at Tenant’s expense, at a point designated by Landlord along the fuel line connecting such fuel tank to Tenant’s Generators. Landlord agrees to use commercially reasonable efforts to ensure that the Building’s diesel fuel tanks servicing Tenant’s Generators shall be in working order and supplied with sufficient diesel fuel to permit Tenant to operate Tenant’s Generators in the event of an electrical power failure. Tenant shall reimburse Landlord, within thirty (30) days after submission of a bill therefor, for all fuel lines, pumps, piping, meters and other equipment or installations necessary for the operation of Tenant’s Generators as provided in this Section 10.9. Tenant shall be responsible for all reinforcement and bracing necessary to enable the roof of the Building to support Tenant’s Generators. If Tenant requires riser space for electrical conduits connecting the 2,000 kw generator to the Premises, or for fuel lines connecting the 2,000 kw generator to the Building fuel tank(s) designated by Landlord, then Landlord shall make such riser space available to Tenant as provided in Section 10.8; provided, however, that there shall be no periodic charge for such riser space. References herein to Tenant’s Generators shall be deemed to include such riser and the electrical conduits and fuel lines appurtenant thereto.

(h) Tenant’s Generators shall be treated for all purposes of the Lease as a Tenant’s Alteration, provided that Tenant shall in no event remove Tenant’s Generators, it being agreed that upon on the Expiration Date or sooner termination of the Lease, Tenant’s Generators shall become the property of Landlord.

(i) Landlord represents that Landlord has not received any written notice of any defects in or interference or noise generated by any of the Roof Equipment.

Section 10.10. ROOF SPACE.

(a) Tenant presently occupies an area or areas of space on the roof of the Building (the “Roof Space”), as set forth on the plan annexed hereto as Exhibit G, in connection with the conduct of Tenant’s business as permitted under this Lease, in order to accommodate Tenant’s HVAC System, Antenna Equipment and Tenant’s Generators (collectively, the “Roof Equipment”). Subject to the rights of other tenants or occupants of the Building, Landlord shall make available to Tenant reasonable access to the Roof Space for the upgrade, maintenance, repair, operation and use of the Roof Equipment. If any of the Roof Equipment generates noise likely, in Landlord’s judgment, to disturb other tenants or occupants of the Building, then Tenant shall install sound attenuated acoustic enclosures satisfactory to Landlord designed to eliminate such noise or reduce such noise to acceptable levels. For purposes of this Lease, “acceptable levels” shall mean that the Roof Equipment produces a noise level of not more than 75 dB (A) at four (4) meters, but in no event greater than that permitted under applicable Laws. Landlord acknowledges that the Roof Equipment is currently connected to the Premises by conduit running from the Roof Space to the Premises through riser space. References herein to the Roof Equipment shall be deemed to include such riser space and any conduit therein.

(b) The installation of any new or replacement Roof Equipment shall constitute an Alteration and such installation, together with any changes thereto or to any of the existing Roof Equipment, shall be performed by Tenant at Tenant’s expense (including any costs and expenses in connection with reinforcing the roof of the Building, if required) in accordance with and subject to the provisions of Article 4. All of the provisions of this Lease shall apply to the installation, upgrade, use and maintenance of the Roof Equipment, including all provisions relating to compliance with Laws, insurance, indemnity, repairs and maintenance. Tenant shall not be charged any rental for any new Roof Equipment (other than Antenna Equipment) or replacement Roof Equipment installed within the Roof Space, but Landlord may charge its Building Standard Rate if Tenant requests additional Roof Space.

(c) Landlord retains the right to use the portions of the Building adjacent to the Roof Space for any purpose whatsoever, provided such use shall not interfere with the functioning of the Roof Equipment. Tenant shall have reasonable access to the Roof Equipment at all times, and Landlord shall not interfere with the use of the Roof Equipment so as to cause the operation thereof to be interrupted or impaired. Tenant shall use and operate the Roof Equipment so as not to cause any interference to Landlord’s use of the roof or any other portion of the Building, or damage to or interference with the operation of the Building or any Building Systems installed prior to the installation of the Roof Equipment. If the Roof Equipment materially interferes with any equipment installed by Landlord or any other tenant in the Building prior to the installation of the Roof Equipment, then Tenant, at its expense, shall take all steps necessary to eliminate such interference, and if Tenant shall fail to substantially eliminate such interference, Tenant shall relocate the Roof Equipment to another area on the Building designated by Landlord. In the event Tenant fails, within ninety (90) days after notice (or such shorter period as shall be reasonably required in the event of an emergency), to relocate or remove the Roof Equipment, Landlord may do so, and Tenant shall promptly reimburse Landlord for any costs and expenses incurred by Landlord in connection therewith.

(d) Landlord may at its option, at any time during the Term upon not less than one hundred twenty (120) days prior notice to Tenant (except in the event of an emergency) relocate the Roof Equipment to another area in or on the Building designated by Landlord and reasonably satisfactory to Tenant, provided that such relocation (i) is performed at Landlord’s expense, and (ii) shall not result in any interruption of the operation of the Roof Equipment that interferes with or prevents Tenant from using the Premises for the conduct of its business. Without limiting the foregoing, if required in order to prevent any such interruption of the operation of the Roof Equipment, Landlord shall provide substantially equivalent alternative or redundant services, at Landlord’s expense. Landlord shall pay the costs of transferring Tenant’s systems from the Roof Equipment to alternative systems, and shall indemnify Tenant against all actual out-of-pocket Losses resulting from any material interruption of or interference with Tenant’s business due to any relocation of the Roof Equipment by Landlord pursuant to this Section 10.10(d), but excluding consequential damages of any kind or nature whatsoever, such as loss of profits or loss of business opportunities.

(e) Landlord shall not have any obligations with respect to the Roof Equipment or compliance with any Laws (including the obtaining of any required permits or licenses, or the maintenance thereof) relating thereto, nor shall Landlord be responsible for any damage that may be caused to Tenant or the Roof Equipment by any other tenant or occupant of the Building, except for damage caused by the gross negligence or willful misconduct of Landlord or any Landlord Party.

(f) Tenant shall (i) be solely responsible for any damage caused as a result of the use of the Roof Equipment by Tenant or any Tenant Party, (ii) promptly pay any tax, license, permit or other fees or charges imposed pursuant to any Laws relating to the installation, maintenance or use of the Roof Equipment, and (iii) promptly perform all necessary repairs or replacements to, or maintenance of, the Roof Equipment, provided that if Tenant’s failure after thirty (30) days’ notice from Landlord to so repair, replace or maintain the Roof Equipment jeopardizes in any way Landlord’s or any other tenant’s property located on the roof or within the Building, Landlord may, at Landlord’s option, elect to perform such repairs, replacements or maintenance at Tenant’s expense. Landlord shall give Tenant thirty (30) days’ prior notice of its election to perform such repairs, except in an emergency.

(g) The privileges granted Tenant under this Section 10.10 merely constitute a license and shall not, now or at any time after the installation of the Roof Equipment, be deemed to grant Tenant a leasehold or other real property interest in the Building or any portion thereof, including the Building’s roofs. The license granted to Tenant in this Section 10.10 shall continue until and automatically terminate and expire upon the expiration or earlier termination of this Lease and the termination of such license shall be self-operative and no further instrument shall be required to effect such termination. Upon request by Landlord following the expiration or sooner termination of this Lease and the license granted to Tenant in this Section 10.10, Tenant, at Tenant’s expense, shall promptly execute and deliver to Landlord, in recordable form, any certificate or other document reasonably required by Landlord confirming the termination of Tenant’s right to use the roof of the Building.

Section 10.11. ANTENNA EQUIPMENT.

(a) Landlord hereby grants to Tenant, for Tenant’s own use and for use by Tenant’s invitees, licensees and/or subtenants operating in the Premises, and not for resale purposes, a non-exclusive license to use the Roof Space, at a location designated by Landlord in its sole discretion, for the construction, installation, operation and use by Tenant of two (2) antenna masts, not to exceed ten feet (10’) in overall height, for the installation of cellular communications antennae or satellite dishes, none of which shall exceed one (1) meter in diameter, for use in conjunction with Tenant’s equipment and facilities in the Premises, together with related cabling, mountings, conduits and supports for the foregoing (collectively, the “Antenna Equipment”), at a location or locations designated by Landlord (which locations, as of the date hereof, are shown on Exhibit G hereto), taking into account any reasonable “line of sight” requirements of Tenant. There shall be no charge to Tenant for using the Roof Space for the Antenna Equipment. The Antenna Equipment shall be deemed to constitute Roof Equipment for purposes of Section 10.10.

(b) Supplementing the provisions of Section 10.10(c), if the Antenna Equipment interferes with any equipment installed by Landlord or any tenant in the Building, or interferes with the operation of the Building or the Building Systems, or if Landlord shall determine that the operation thereof (i) may cause a health hazard or danger to property, or (ii) may not be in accordance with governmental or quasi-governmental standards for non-ionizing radiation for occupational or general public health levels, then Tenant, at its expense, shall take all steps necessary to eliminate such condition, and if Tenant shall fail to eliminate such condition, Tenant shall relocate the Antenna Equipment to another area on the roof of the Building designated by Landlord, as provided in Section 10.10(c). Landlord represents that provisions similar to this Section 10.11(b) are in all existing leases of space in the Building which grant the tenants thereunder the right to install Antenna Equipment and will be included in all new leases of space in the Building which grant the tenants thereunder the right to install Antenna Equipment, and that Landlord shall enforce such provisions in a non-discriminatory manner.

(c) Supplementing the provisions of Section 10.10(e), Landlord makes no representation that the Antenna Equipment will be able to receive or transmit communication signals without interference or disturbance (whether or not by reason of the installation or use of similar equipment by others on the roof) and Tenant agrees that Landlord shall not be liable to Tenant therefor.

ARTICLE 11. INSURANCE

Section 11.1. Tenant, at its expense, shall obtain and keep in full force and effect a policy of commercial general liability insurance, including premises operations and contractual liability under which the insurer agrees to insure Tenant’s obligations, under which Tenant is named as the insured and Landlord, Landlord’s asset manager, Landlord’s managing agent for the Building, and any Superior Lessors and any Mortgagees (in each case, whose names shall have been furnished to Tenant) are named as additional insureds, which insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent or any Superior Lessors or Mortgagees named as additional insureds. Tenant’s primary commercial general liability policy shall contain a provision that the policy shall be noncancellable unless thirty (30) days’ written notice shall have been given to Landlord and Landlord shall similarly receive thirty (30) days’ notice of any material change in coverage. The minimum limits of liability shall be a combined single limit with respect to each occurrence in an amount of not less than $5,000,000 per location general aggregate limit; provided, however, that Landlord shall retain the right to require Tenant to increase said coverage to that amount of insurance which in Landlord’s reasonable judgment is then being customarily required by prudent landlords of comparable buildings in the City of New York, and provided further that Landlord shall require similar increases of other tenants of space in the Building comparable to the Premises, to the extent Landlord shall then have the right to do so under applicable leases. Tenant shall also obtain and keep in full force and effect during the Term, (a) insurance against loss or damage by fire, and such other risks and hazards as are insurable under then available standard forms of “all risk” insurance policies with extended coverage (including theft, sprinkler leakage and boiler and machinery, if applicable), to Tenant’s Property and Tenant’s Alterations for the full insurable value thereof or on a replacement cost basis; (b) Business Interruption Insurance in the amount of $1,500,000, (c) Workers’

Compensation Insurance, as required by law; (d) New York Disability Benefits Law Policy; and (e) such other insurance in such amounts as Landlord, any Mortgagee or Superior Lessor may reasonably require from time to time. All insurance required to be carried by Tenant pursuant to the terms of this Lease shall be effected under valid and enforceable policies issued by reputable and independent insurers permitted to do business in the State of New York, and rated in Best’s Insurance Guide, or any successor thereto (or if there be none, an organization having a national reputation) as having a Best’s Rating” of “A-” and a “Financial Size Category” of at least “XI” or if such ratings are not then in effect, the equivalent thereof.

Section 11.2. (a) Landlord and Tenant hereby waive any and all rights of recovery against the other, or against the officers, employees, partners, agents and representatives of the other, for loss of or damage to the property of the waiving party to the extent such loss or damage is insured against under any property insurance policy carried by Landlord or Tenant hereunder. In addition, the parties hereto shall procure an appropriate clause in, or endorsement on, any fire or extended coverage insurance covering the Premises, the Building and personal property, fixtures and equipment located thereon or therein, pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery and subject to obtaining such clauses or endorsements of waiver of subrogation or consent to a waiver of right of recovery, hereby agree not to make any claim against or seek to recover from the other for any loss or damage to its property or the property of others resulting from fire or other hazards covered by such fire and extended coverage insurance; provided, however, that the release, discharge, exoneration and covenant not to sue herein contained shall be limited by and coextensive with the terms and provisions of the waiver of subrogation clause or endorsements or clauses or endorsements consenting to a waiver of right of recovery. If the payment of an additional premium is required for the inclusion of such waiver of subrogation or consent to waiver provision, each party shall advise the other of the amount of any such additional premiums and the other party at its own election may, but shall not be obligated to, pay the same, If such other party shall not elect to pay such additional premium, the first party shall not be required to obtain such waiver of subrogation or consent to waiver provision. Tenant acknowledges that Landlord shall not carry insurance on and shall not be responsible for damage to, Tenant’s Alterations (if any) or Tenant’s Property, and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant’s business.

(b) As to each party hereto, provided such party’s right of full recovery under the applicable insurance policy is not adversely affected, such party hereby releases the other (and its officers, employees, partners, agents and representatives) with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damages or destruction of the type covered by such insurance with respect to its property by fire or other casualty; i.e., in the case of Landlord, as to the Building, and, in the case of Tenant, as to Tenant’s Property and Tenant’s Alterations (including rental value or business interruption, as the case may be) occurring during the Term.

Section 11.3. On or prior to the Commencement Date, Tenant shall deliver to Landlord appropriate certificates of insurance required to be carried by Tenant pursuant to this Article 11, including evidence of waivers of subrogation required pursuant to Section 11.2.

Evidence of each renewal or replacement of a policy shall be delivered by Tenant to Landlord at least twenty (20) days prior to the expiration of such policy.

ARTICLE 12. DESTRUCTION OF PREMISES; PROPERTY LOSS OR DAMAGE

Section 12.1. If the Premises are damaged by fire or other casualty, or if the Building is so damaged that Tenant shall be deprived of reasonable access to the Premises or use of the Premises, Tenant shall give prompt notice thereof to Landlord, and the damage (i) to the Building shall be repaired by and at the expense of Landlord so that access to the Premises shall be substantially the same as prior to the damage, and (ii) to the Premises shall be repaired (A) by Landlord as to the core, shell, floor slab, roof, windows, curtain wall and other structural elements of the Building located in the Premises (the “Base Building Restoration”), and (B) by Tenant as to all other elements of the Premises, including Tenant’s Alterations and Tenant’s Property. Commencing on the date of such fire or other casualty, Fixed Rent and Additional Rent shall be reduced in the proportion which the area of the part of the Premises which is neither usable nor used by Tenant bears to the total Premises Area (provided, however, that in the event that the Premises shall be so damaged so as not to be usable or accessible and Tenant is unable to conduct its business in the remaining portion of the Premises, then Fixed Rent and Additional Rent shall be entirely abated), until the earlier to occur of (1) ninety (90) days after the date the Base Building Restoration shall be Substantially Completed, or (2) the date Tenant or any Tenant Party shall resume occupancy of the Premises for the conduct of its business. Landlord shall have no obligation to repair any damage to, or to replace, any of Tenant’s Alterations or Tenant’s Property.

Section 12.2. Notwithstanding anything to the contrary set forth in Section 12.1, if the Premises are totally damaged or are rendered wholly untenantable, or if the Building shall be so damaged by fire or other casualty that, in Landlord’s opinion, substantial alteration, demolition, or reconstruction of the Building shall be required (whether or not the Premises shall have been damaged or rendered untenantable), then in any of such events, provided Landlord is terminating the leases of all similarly damaged premises, Landlord may, not later than thirty (30) days following the date of the damage, give Tenant a notice in writing terminating this Lease. If this Lease is so terminated, the Term shall expire upon the tenth (10th) day after such notice is given, and Tenant shall vacate the Premises and surrender the same to Landlord as soon as reasonably practicable thereafter. Upon the termination of this Lease under the conditions provided for in this Section 12.2, Tenant’s liability for Fixed Rent and Additional Rent shall cease as of the date of such fire or other casualty, and any prepaid portion of Fixed Rent or Additional Rent for any period after such date shall be refunded by Landlord to Tenant.

Section 12.3. (a) If the Premises are damaged by fire or other casualty and are rendered wholly untenantable thereby, or if the Building shall be so damaged that Tenant shall be deprived of reasonable access to the Premises, and if Landlord has not terminated this Lease as provided in Section 12.2, Landlord shall, within sixty (60) days following the date of the damage, cause an independent licensed or architect selected by Landlord to give notice (the “Restoration Notice”) to Tenant of the date by which such contractor or architect believes the Base Building Restoration shall be substantially completed. If the Restoration Notice shall indicate that the Base Building Restoration shall not be substantially completed on or before the date which shall be nine (9) months following the date of such damage or destruction, Tenant shall have the right to terminate this Lease by giving written notice (the “Termination Notice”) to Landlord not later than thirty (30) days following receipt of the Restoration Notice. If Tenant gives a Termination Notice, this Lease shall be deemed cancelled and terminated as of the date of the giving of the Termination Notice as if such date were the Expiration Date, and Fixed Rent and Additional Rent shall be apportioned and shall be paid or refunded, as the case may be up to and including the date of such damage or destruction. If Tenant does not give a Termination Notice, or if Tenant has no right to give a Termination Notice, Tenant shall have a further right to terminate this Lease if the Base Building Restoration shall not be substantially completed on or before the date which shall be nine (9) months following the date of such damage or destruction, subject to extension by reason of Unavoidable Delay. Such right must be exercised, if at all, in writing by Tenant to Landlord within thirty (30) days after the expiration of such nine (9) month period (as the same may have been extended by Unavoidable Delay).

(b) Notwithstanding anything set forth to the contrary in this Article 12, in the event that a fire or other casualty rendering the Premises wholly untenantable shall occur during the final year of the Term, either Landlord or Tenant may terminate this Lease by giving the other party a Termination Notice as set forth herein.

Section 12.4. This Article 12 constitutes an express agreement governing any case of damage or destruction of the Premises or the Building by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, which provides for such contingency in the absence of an express agreement, and any other law of like nature and purpose now or hereafter in force shall have no application in any such case.

ARTICLE 13. EMINENT DOMAIN

Section 13.1. If (a) all of the floor area of the Premises, or so much thereof as renders the Premises wholly untenantable, shall be acquired or condemned for any public or quasi-public use or purpose, or (b) a portion of the Real Property, not including the Premises, is so acquired or condemned, but by reason of such acquisition or condemnation, Tenant no longer has means of access to the Premises, then this Lease and the Term shall end as of the date of the vesting of title with the same effect as if that date were the Expiration Date. In the event of any termination of this Lease and the Term pursuant to the provisions of this Article 13, Fixed Rent and Additional Rent shall be apportioned as of the date of sooner termination and any prepaid portion of Fixed Rent or Additional Rent for any period after such date shall be refunded by Landlord to Tenant.

Section 13.2. In the event of any such acquisition or condemnation of all or any part of the Real Property, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation. Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term or Tenant’s Alterations, and Tenant hereby expressly assigns to Landlord all of its right in and to any such award. Nothing contained in this Section 13.2 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant’s Property included in such taking and for any moving expenses, provided such award shall be made by the condemning authority in addition to, and shall not result in a reduction of, the award made by it to Landlord.

Section 13.3. If only a part of the Real Property shall be so acquired or condemned then, subject to Section 13.1, this Lease and the Term shall continue in force and effect. If a part of the Premises shall be so acquired or condemned and this Lease and the Term shall not be terminated, Landlord, at Landlord’s expense, shall restore that part of the Premises not so acquired or condemned so as to constitute tenantable Premises. From and after the date of the vesting of title, Fixed Rent and Additional Rent shall be reduced in the proportion which the area of the part of the Premises so acquired or condemned bears to the total area of the Premises immediately prior to such acquisition or condemnation.

ARTICLE 14. ASSIGNMENT AND SUBLETTING

Section 14.1. (a) Except as provided in Sections 14.1(b) and (c) below, Tenant, shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease or any interest therein, nor sublet (nor underlet), nor suffer, nor permit the Premises or any part thereof to be used or occupied by others, without the prior written consent of Landlord in each instance, which consent may be withheld in Landlord’s sole and absolute discretion. If this Lease is assigned, or if the Premises or any part thereof are sublet or occupied by any Person other than Tenant, or if this Lease or the Premises are encumbered (whether by operation of law or otherwise) without Landlord’s consent, then Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to Fixed Rent and Additional Rent due under this Lease, but no assignment, subletting, occupancy or collection shall be deemed a waiver by Landlord of the provisions of this Article 14, the acceptance by Landlord of the assignee, subtenant or occupant as a tenant, or a release by Landlord of Tenant from the further performance by Tenant of its obligations under this Lease, and Tenant shall remain fully liable therefor. The consent by Landlord to any assignment or subletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting. In no event shall any permitted subtenant assign or encumber its sublease or further sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet space or any part thereof to be used or occupied by others, without Landlord’s prior written consent in each instance. Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article 14 shall be void.

(b) Landlord acknowledges that the colocation or interconnection of communications equipment not owned by Tenant at the Premises shall not constitute an assignment or sublease requiring the consent of Landlord hereunder, nor shall the remaining provisions of Article 14 (other than Sections 14.8(a) and (c)) be applicable thereto. For purposes of this Lease, “colocation” means the installation by Tenant’s customers, suppliers or business partners of telecommunications equipment in the Premises pursuant to a license, sublease or other occupancy agreement whereby Tenant grants to such Persons the right to use a designated space within the Premises and also provides interconnection services to such Persons. Such license, sublease or other occupancy agreement does not and shall not be construed as the renting of floor area or the granting of any leasehold interest in any portion of the Premises. In no event shall any colocation arrangement entered into by Tenant entail the construction of a separate entrance to the Premises from the Building common corridor for any party other than Tenant.

(c) Notwithstanding anything to the contrary contained in this Lease, (i) Tenant may, upon prior written notice to Landlord but without requiring the consent of

Landlord, assign all of its rights under this Lease to (w) Digital Connect, LLC, (x) any Affiliate of Tenant, (y) an assignee which acquires all or substantially all of the business operations of Tenant whether by stock purchase, asset purchase or other transfer, and/or (z) an assignee which is the surviving Entity in any merger or combination of Tenant and/or any parent Entity of Tenant and any other Person (each, a “Permitted Transfer”), and (ii) the remaining provisions of this Article 14 (other than Sections 14.6(j) and 14.12) shall not apply to a Permitted Transfer. In the event of a Permitted Transfer, the assignee shall assume in writing all of the obligations of Tenant pursuant to an assumption agreement in form reasonably satisfactory to Landlord. Simultaneously herewith, The Telx Group, Inc., a Delaware corporation (the “Guarantor”) has entered into an Agreement and Guaranty (the “Guaranty”) with Landlord. In connection with a Permitted Transfer, Tenant shall have the right to substitute for the Guaranty a guaranty (upon the same terms as the Guaranty) from a replacement guarantor having a net worth (i.e., the amount by which total assets exceed total liabilities) equal to or greater than $100,000,000 (a “Replacement Guarantor”), In the event of a Permitted Transfer to an assignee if either the assignee or a Replacement Guarantor has a net worth (i.e., the amount by which total assets exceed total liabilities) equal to or greater than $100,000,000, Tenant and the Guarantor (or the prior Replacement Guarantor, if applicable) shall be released from all obligations arising under this Lease and the Guaranty, respectively, from and after the effective date of such Permitted Transfer. In connection with any such Permitted Transfer, Tenant shall provide Landlord with notice thereof and certified documentation of the net worth of the assignee or purchaser, as the case may be, and any Replacement Guarantor.

(d) Notwithstanding anything to the contrary contained in this Lease, Tenant may sublease all or any portion of the Premises to Digital Connect, LLC (“DLR”) or its Affiliates (each, a “Permitted Sublease”). The provisions of Article 14, other than Sections 14.6(f) and (j), 14,8 and 14.12, shall not apply to a Permitted Sublease. Tenant may also enter into subleases, licenses or other agreements to use conduits leased to DLR or its permitted assignees pursuant to DLR’s lease with Landlord of even date herewith for portions of the 3rd and 7th floors in the Building, and the other provisions of Article 14 shall not apply to such conduit agreements.

Section 14.2. If Tenant shall, at any time or from time to time, during the Term desire to assign this Lease or sublet all or part of the Premises, Tenant shall give notice (a “Tenant’s Notice”) thereof to Landlord, which Tenant’s Notice shall set forth: (a) with respect to an assignment of this Lease, the date Tenant desires the assignment to be effective and any consideration Tenant would receive under such assignment, (b) with respect to a sublet of all or a part of the Premises (i) the dates upon which Tenant desires the sublease term to commence and expire, (ii) the rental rate and other material business terms upon which Tenant would sublet such premises, and (iii) a description of the Premises showing the portion to be sublet, the effective or commencement date of which shall be not less than sixty (60) nor more than one hundred and eighty (180) days after the giving of such notice, (c) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (d) current financial information with respect to the proposed assignee or subtenant, including its most recent financial report, and (e) an agreement by Tenant to indemnify Landlord against liability resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any brokers or other Persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

Tenant’s Notice shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) may, at its option, (A) sublease such space (the “Leaseback Space”) from Tenant on the terms and conditions set forth in Section 14.4, or terminate the Lease with respect to only the Leaseback Space, or (B) if the proposed transaction is (1) an assignment of this Lease, or (2) a subletting of fifty percent (50%) or more of the Premises Area, terminate this Lease. Said options (herein referred to as “Landlord’s Recapture Options be exercised by Landlord by notice given to Tenant at any time within sixty (60) days after Tenant’s Notice has been given by Tenant to Landlord, and during such sixty-day period, Tenant shall not assign this Lease nor sublet such space to any Person other than Landlord.

Section 14.3. If Landlord exercises its option to terminate this Lease with respect to all or a portion of the Premises pursuant to Section 14.2, then this Lease shall end and expire on the date that such assignment or sublease was to be effective or commence, as the case may be, and the Fixed Rent and Additional Rent due hereunder shall be paid and apportioned to such date. In such event, Landlord and Tenant, upon request of either party, shall enter into an amendment of this Lease ratifying and confirming such total or partial termination, and setting forth appropriate modifications, if any, to the terms and provisions hereof. Following such termination, Landlord shall be free to and shall have no liability to Tenant if Landlord should lease the Premises (or any part thereof) to Tenant’s prospective assignee or subtenant.

Section 14.4. If Landlord exercises its option to sublet the Leaseback Space, such sublease to Landlord or its designee (as subtenant) shall be at a rental rate equal to the product of (i) the lesser of (A) the rental rate per Rentable Square Foot of Fixed Rent and Additional Rent then payable pursuant to this Lease, or (B) the rental rate per Rentable Square Foot of rent and additional rent set forth in Tenant’s Notice, multiplied by (ii) the number of Rentable Square Feet of the Leaseback Space, and shall be for the same term as that of the proposed subletting, and such sublease shall:

(a) be upon such other terms and conditions as are contained in Tenant’s Notice, and be expressly subject to all of the covenants, agreements, terms, provisions and conditions of this Lease, except such as are irrelevant or inapplicable, and except as expressly set forth in this Article 14 to the contrary;

(b) give the subtenant the unqualified and unrestricted right, without Tenant’s permission, to assign such sublease or any interest therein and/or to sublet the space covered by such sublease or any part or parts of such space and to make any and all changes, alterations and improvements in the space covered by such sublease, and if the proposed sublease will result in all or substantially all of the Premises being sublet, grant Landlord or its designee the option to extend the term of such sublease for the balance of the Term less one day;

(c) provide that any assignee or further subtenant of Landlord or its designee, may, at Landlord’s option, be permitted to make alterations, decorations and installations in such space or any part thereof and shall also provide in substance that any such alterations, decorations and installations in such space therein made by any assignee or subtenant of Landlord or its designee may be removed, in whole or in part, by such assignee or subtenant, at its option, prior to or upon the expiration or other termination of such sublease; provided, however, that such assignee or subtenant shall, at its expense, repair any damage and injury caused by such removal; and

(d) provide that (i) the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of said parties, (ii) any assignment or sublease by Landlord or its designee (as the subtenant) may be for any purpose or purposes that Landlord, in Landlord’s uncontrolled discretion, shall deem suitable or appropriate, (iii) Tenant shall, at Tenant’s expense, at all times provide and permit reasonably appropriate means of ingress to and egress from such space so sublet by Tenant to Landlord or its designee, (iv) Landlord may, at Tenant’s expense, make such alterations as may be required or deemed necessary by Landlord to physically separate the subleased space from the balance of the Premises and to comply with any Laws relating to such separation, and (v) that at the expiration of the term of such sublease, Tenant will accept the space covered by such sublease in its then existing condition, subject to the obligations of the subtenant to make such repairs thereto as may be necessary to preserve the premises demised by such sublease in good order and condition.

Section 14.5. (a) If Landlord exercises its option to sublet the Leaseback Space, Landlord shall indemnify and save Tenant harmless from all obligations under this Lease as to the Leaseback Space during the period of time it is so sublet to Landlord, except as to any obligation which arises out of or results from the negligence or willful misconduct of Tenant or any Tenant Party.

(b) Performance by Landlord, or its designee, under a sublease of the Leaseback Space shall be deemed performance by Tenant of any similar obligation under this Lease and any default under any such sublease shall not give rise to a default under a similar obligation contained in this Lease nor shall Tenant be liable for any default under this Lease or deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of the tenant under such sublease or is occasioned by or arises from any act or omission of any occupant holding under or pursuant to any such sublease.

(c) Tenant shall have no obligation, at the expiration or earlier termination of the Term, to remove any alteration, installation or improvement made in the Leaseback Space by Landlord (or Landlord’s designee).

(d) Any consent required of Tenant, as Landlord under the sublease, shall be deemed granted if consent with respect thereto is granted by Landlord under this Lease, and any failure of Landlord (or its designee) to comply with the provisions of the sublease other than with respect to the payment of Fixed Rent and Additional Rent to Tenant, shall not constitute a default thereunder or hereunder if Landlord shall have consented to such non- compliance.

Section 14.6. In the event Landlord does not exercise either option provided to it pursuant to Section 14.2, and provided that no Event of Default shall have occurred and be continuing under this Lease as of the time Landlord’s consent is requested by Tenant, Landlord’s consent (which must be in writing and in form and substance satisfactory to Landlord) to the proposed assignment or sublease shall not be unreasonably withheld or delayed; provided, however, that:

(a) In Landlord’s judgment, the proposed assignee or subtenant is engaged in a business or activity, and the Premises, or the relevant part thereof, will be used in a manner, which (i) is in keeping with the then standards of the Building, and (ii) does not violate the restrictions set forth in Article 3;

(b) The proposed assignee or subtenant is a reputable Person with sufficient financial worth considering the responsibility involved, and Landlord has been furnished with evidence thereof;

(c) In the event Landlord has space in the Building available for lease, then (i) neither the proposed assignee or subtenant nor any Person which, directly or indirectly, controls, is controlled by, or is under common control with, the proposed assignee or subtenant, is then an occupant of any part of the Building, and (ii) the proposed assignee or subtenant is not a Person (or Affiliate of a Person) with whom Landlord or Landlord’s agent is then, or has been within the previous six (6) month period, negotiating in connection with rental of space in the Building;

(d) The form of the proposed sublease or instrument of assignment shall be satisfactory to Landlord and shall comply with the applicable provisions of this Article 14, and Tenant shall deliver a true and complete original, fully executed counterpart of such sublease or other instrument to Landlord promptly upon the execution and delivery thereof;

(e) Tenant and its proposed subtenant or assignee, as the case may be, shall execute and deliver to Landlord an agreement, in form and substance satisfactory to Landlord, setting forth the terms and conditions upon which Landlord shall have granted its consent to such assignment or subletting, and the agreement of Tenant and such subtenant or assignee, as the case may be, to be bound by the provisions of this Article 14;

(f) There shall not be more than one (1) subtenant of the 8th Floor Premises and there shall not be more than one (1) subtenant of the 15th Floor Premises;

(g) Tenant shall reimburse Landlord, as Additional Rent upon demand, for (A) the costs and expenses incurred by Landlord in connection with the assignment or sublease, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant and the cost of reviewing plans and specifications proposed to be made in connection therewith, and (B) Landlord’s legal fees and disbursements incurred in connection with the granting of any requested consent and the preparation of Landlord’s written consent to the sublease or assignment;

(h) Tenant shall not have listed the Premises for sublease or assignment with a broker, agent or otherwise at a rental rate less than the fixed rent and additional rent at which Landlord is then offering to lease comparable space in the Building;

(i) The proposed occupancy shall not impose an extra burden upon services to be supplied by Landlord to Tenant, unless Tenant and such proposed subtenant or assignee shall agree with Landlord in writing to pay the costs of such additional services; and

(j) The proposed subtenant or assignee shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity and shall be subject to the service of process in, and the jurisdiction of the courts of New York State.

Except for any sublease by Tenant to Landlord or its designee pursuant to this Article 14, each sublease pursuant to this Section 14.6 shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Lease. Notwithstanding any such sublease to Landlord or any such sublease to any other subtenant, or any acceptance of Fixed Rent or Additional Rent by Landlord from any subtenant, Tenant will remain fully liable for the payment of the Fixed Rent and Additional Rent due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on Tenant’s part to be observed and performed, and for all acts and omissions of any licensee or subtenant or anyone claiming under or through any subtenant which shall be in violation of any of the obligations of this Lease, and any such violation shall be deemed to be a violation by Tenant. If Landlord shall decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise either of its options under Section 14.2, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all losses, liabilities, damages, costs, and expenses (including attorneys’ fees and disbursements) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant arising from or in connection with such proposed assignment or subletting, or by any brokers or other Persons (with whom Tenant or its proposed assignee or subtenant may have dealt) claiming a commission or similar compensation in connection with the proposed assignment or sublease.

Section 14.7. If (a) Landlord fails to exercise either of its options under Section 14.2 and consents to a proposed assignment or sublease, and (b) Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within one hundred twenty (120) days after the giving of such consent, then, Tenant shall again comply with all of the provisions and conditions of Section 14.2 before assigning this Lease or subletting all or part of the Premises.

Section 14.8. With respect to each and every sublease authorized by Landlord under the provisions of this Lease, it is further agreed that:

(a) No sublease shall be for a term ending later than one day prior to the Expiration Date of this Lease;

(b) No sublease shall be delivered, and no subtenant shall take possession of the Premises or any part thereof, until an executed counterpart of such sublease has been delivered to Landlord and approved in writing by Landlord; and

(c) Each sublease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by

Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not (i) be liable for any previous act or omission of Tenant under such sublease, (ii) be subject to any counterclaim, offset or defense, not expressly provided in such sublease, which theretofore accrued to such subtenant against Tenant, (iii) be bound by any previous modification of such sublease or by any previous prepayment of more than one month’s Fixed Rent or of any Additional Rent, or (iv) be obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attomment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Article 14. The provisions of this Article 14 shall be self-operative and no further instrument shall be required to give effect to this provision.

Section 14.9. If Landlord shall consent to any assignment of this Lease or to any sublease, or if Tenant shall enter into any other assignment or sublease permitted hereunder, Tenant shall, in consideration therefor, pay to Landlord, as Additional Rent:

(a) In the case of an assignment, on the effective date of the assignment, an amount equal to fifty percent (50%) of (i) all sums and other consideration paid to Tenant by the assignee for or by reason of such assignment (including sums paid for Tenant’s Property, less, in the case of a sale thereof, the then net unamortized or undepreciated cost thereof, determined on the basis of Tenant’s federal income tax returns) less (ii) all expenses reasonably and actually incurred by Tenant on account of brokerage commissions and attorneys’ fees in connection with such assignment; or

(b) In the case of a sublease, an amount equal to fifty percent (50%) of (i) all rents, additional charges or other consideration payable to Tenant under the sublease in excess of the Fixed Rent and Additional Rent accruing during the term of the sublease in respect of the subleased space (at the rate per square foot payable by Tenant hereunder) pursuant to the terms hereof (including sums paid for the sale or rental of Tenant’s Property, less, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof, determined on the basis of Tenant’s federal income tax returns) less (ii) all expenses reasonably and actually incurred by Tenant on account of brokerage commissions and attorneys’ fees in connection with such sublease. The sums payable under this clause shall be paid by Tenant to Landlord as Additional Rent as and when payable by the subtenant to Tenant.

Section 14.10. (a) If Tenant is an Entity, and a majority of the Ownership Interests in Tenant are not publicly traded on a recognized stock exchange or over-the-counter market, then any transfer (by one or more transfers), of a majority of the Ownership Interests of Tenant shall be deemed an assignment of this Lease for all purposes of this Article 14. The term “transfer” shall be deemed to include the issuance of new Ownership Interests resulting in a majority of the Ownership Interests of Tenant being held by Persons which do not hold a majority of the Ownership Interests of Tenant on the date hereof, except in the case of a public offering of Ownership Interests on a recognized stock exchange or over-the-counter market. The transfer of a majority of the Ownership Interests of Tenant through one or more transfers on a recognized stock exchange or over-the-counter market shall not be deemed an assignment of this Lease for purposes of this Article 14.

(b) The provisions set forth in this Section 14.10 shall also be deemed to apply to subtenants of all or portions of the Premises, assignees of Tenant’s interest in this Lease, and any guarantors of all or portions of Tenant’s obligations under this Lease, and any transfer of Ownership Interests in, or any merger, consolidation or transfer of assets of, any such Entity in violation of this Section 14.10 shall be deemed to be an assignment of this Lease in violation of Section 14.1, provided, however, that any transfer of Ownership Interests in, or any merger, consolidation or transfer of assets of, any assignee of Tenant’s interest in this Lease or the Guarantor (or any Replacement Guarantor) shall not be a violation of the provisions of Section 14.1 if immediately following such transfer either Tenant or the Guarantor (or the Replacement Guarantor, as the case may be), has a net worth (i.e., the amount by which total assets exceed total liabilities) equal to or greater than $100,000,000. In connection with any such transfer, merger or consolidation, Tenant shall provide Landlord with notice thereof and certified documentation of the net worth of Tenant and the Guarantor (or the applicable Replacement Guarantor, as the case may be).

(c) A modification, amendment or extension of a sublease shall be deemed a sublease for the purposes of Section 14.1, and a lease takeover agreement shall be deemed an assignment of this Lease for the purposes of Section 14.1.

Section 14.11. Provided that no default shall have occurred in the performance of any of Tenant’s obligations under this Lease, Tenant may, without Landlord’s consent, but upon not less than ten (10) days’ prior notice to Landlord, (i) permit any Affiliate of Tenant to sublet all or part of the. Premises for any Permitted Use, or (ii) assign this Lease to any Affiliate of Tenant. In no event shall any sublease to an Affiliate be deemed to vest in any such Affiliate any right or interest in this Lease or the Premises. In no event shall any assignment or sublease to an Affiliate relieve, release, impair or discharge any of Tenant’s obligations under this Lease.

Section 14.12. (a) Any assignment or transfer which is deemed an assignment of this Lease, whether made with Landlord’s consent pursuant to Section 14.1 or without Landlord’s consent to the extent permitted under Sections 14.10 and 14.11, shall be made only if, and shall not be effective until, the assignee shall execute, acknowledge and deliver to Landlord an agreement in form and substance satisfactory to Landlord whereby the assignee shall assume the obligations of this Lease on the part of Tenant to be performed or observed from and after the effective date of such assignment or transfer, and whereby the assignee shall agree that the provisions in Section 14.1 shall, notwithstanding such assignment or transfer, continue to be binding upon it in respect of all future assignments and transfers.

(b) The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord by way of mortgage or otherwise, extending the time, or modifying any of the obligations of this Lease, or by any waiver or failure of Landlord, or any grantee or assignee of Landlord by way of mortgage or otherwise, to enforce any of the obligations of this Lease.

(c) The listing of any name other than that of Tenant, whether on the doors of the Premises or the Building directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of Premises or to the use or occupancy thereof by others. Any such listing shall constitute a privilege extended by Landlord, revocable at Landlord’s will by notice to Tenant, provided that Landlord shall not unreasonably revoke such privilege as to any Affiliate of Tenant, or any subtenant of Tenant or assignee of this Lease approved by Landlord pursuant to this Article 14.

ARTICLE 15. ACCESS To PREMISES

Section 15.1. Tenant shall permit Landlord, Landlord’s agents and public utilities servicing the Building to erect, use and maintain ducts, pipes and conduits in and through the Premises, provided that such ducts, pipes or conduits do not materially interfere with Tenant’s use and occupancy of the Premises for the Permitted Uses, shall be completely concealed behind then existing walls and ceiling of the Premises, and shall not cause a reduction of the usable floor space of the Premises (other than to a de minimis extent). Landlord shall undertake any such work in such a manner so as to minimize any interference to Tenant’s business operations and to minimize any damage to the appearance or function of the affected areas of the Premises. Landlord shall, at its expense, repair all damage and restore the portion of the Premises that is the subject of such installation to substantially the condition existing before such installation. Landlord or Landlord’s agents shall have the right to enter the Premises at all reasonable times on reasonable prior notice (except that in an emergency, only such prior notice as may be practicable will be required), which notice may be oral, to examine the same, to show them to prospective purchasers, Mortgagees, Superior Lessors or lessees of the Building and their respective agents and representatives, to inspect any or all aspects of any Alterations (as more particularly set forth in Section 4.6 hereof), and during the final twelve (12) months of the Term, to prospective tenants of the Premises, and to make such repairs, alterations, improvements or additions (i) as Landlord may deem necessary or desirable to the Premises or to any other portion of the Building, or (ii) which Landlord may elect to perform following Tenant’s failure to make repairs or perform any work that Tenant is obligated to make or perform under this Lease, or (iii) for the purpose of complying with applicable Laws, and Landlord shall be allowed to take all material into and upon the Premises that may be required therefor without the same constituting an eviction or constructive eviction of Tenant in whole or in part, and Fixed Rent and Additional Rent will not be abated while such repairs, alterations, improvements or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise.

Section 15.2. If Tenant is not present when for any reason entry into the Premises is necessary or permissible, Landlord or Landlord’s agents may enter the Premises without being liable therefor (if during such entry Landlord or Landlord’s agents shall accord reasonable care to Tenant’s property), and without in any manner affecting this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever for the care, supervision or repair of the Building or any part thereof, other than as herein provided.

Section 15.3. Landlord shall have the right from time to time to alter the Building and, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement or location of entrances or passageways, doors and doorways, to the Building and/or the Premises, and corridors, elevators, stairs, toilets, or other public parts of the Building and to change the name, number or designation by which the Building is commonly known, provided that such alterations or changes do not materially interfere with Tenant’s use or enjoyment of the Premises, or access to the Building or Premises. All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises (including exterior Building walls, exterior core corridor walls, exterior doors and entrances other than doors and entrances solely servicing the Premises), all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, heating, air cooling, plumbing and other mechanical facilities, service closets and other Building facilities are not part of the Premises, and Landlord shall have the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, alteration and repair.

Section 15.4. Landlord shall, at Tenant’s request, maintain listings on the directory in the Building lobby of the names of Tenant and any officers or directors of Tenant. Tenant may deliver revised listings to Landlord from time to time throughout the Term (but Landlord shall not be obligated to revise the directory more often than once a month).

ARTICLE 16. DEFAULT

Section 16.1. Each of the following events shall be an “Event of Default” hereunder:

(a) if Tenant defaults in the payment when due of any installment of Fixed Rent or Additional Rent, and such default shall continue for a period of ten (10) days after notice thereof from Landlord; or

(b) if Tenant’s interest in this Lease is transferred in violation of Article 14; or

(c)(i) if Tenant or any guarantor of any or all of Tenant’s obligations under this Lease admits in writing its inability to pay its debts as they become due; or

(ii) if Tenant or any guarantor of any or all of Tenant’s obligations under this Lease commences or institutes any case, proceeding or other action (A) seeking relief as a debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

(iii) if Tenant or any guarantor of any or all of Tenant’s obligations under this Lease makes a general assignment for the benefit of creditors; or

(iv) if any case, proceeding or other action is commenced or instituted against Tenant or any guarantor of any or all of Tenant’s obligations under this Lease(A) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which either (1) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect, or (2) remains undismissed for a period of ninety (90) days; or

(v) if any case, proceeding or other action is commenced or instituted against Tenant or any guarantor of any or all of Tenant’s obligations under this Lease seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days after the entry thereof; or

(vi) if Tenant or any guarantor of any or all of Tenant’s obligations under this Lease takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Subsections 16.1(c)(ii), (iii), (iv) or (v); or

(vii) if a trustee, receiver or other custodian is appointed for any substantial part of the assets of Tenant or any guarantor of any or all of Tenant’s obligations under this Lease, which appointment is not vacated or effectively stayed within seven (7) Business Days, or if any such vacating or stay does not thereafter remain in effect; or

(d) if Tenant defaults in the observance or performance of any of the terms, covenants or conditions of this Lease on Tenant’s part to be observed or performed and Tenant fails to remedy such default within thirty (30) days after notice by Landlord to Tenant of such default, or, if such default is of such a nature that it cannot be completely remedied within such period of thirty (30) days, if Tenant fails to commence to remedy such default within such thirty (30) day period, or fails thereafter to diligently prosecute to completion all steps necessary to remedy such default, provided that in all events Tenant shall remedy such default no later than ninety (90) days after such notice from Landlord; or

(e) any other event or occurrence identified in this Lease as an “Event of Default.”

Section 16.2. If an Event of Default occurs, Landlord may at any time thereafter give written notice to Tenant stating that this Lease and the Term shall expire and terminate on the date specified in such notice, which date shall not be less than seven (7) days after the giving of such notice. If Landlord gives such notice, this Lease and the Term and all rights of Tenant under this Lease, including all licenses granted to Tenant herein, shall expire and terminate as if the date set forth in such notice were the Expiration Date and Tenant immediately shall quit and surrender the Premises, but Tenant shall remain liable as hereinafter provided. Anything contained herein to the contrary notwithstanding, if such termination shall be stayed by order of any court having jurisdiction over any proceeding described in Section 16.1(d), or by federal or state statute, then, following the expiration of any such stay, or if the trustee appointed in any such proceeding, Tenant or Tenant as debtor-in-possession shall fail to assume Tenant’s obligations under this Lease within the period prescribed therefor by law or within one hundred twenty (120) days after entry of the order for relief or as may be allowed by the court, or if said trustee, Tenant or Tenant as debtor-in-possession shall fail to provide adequate protection of Landlord’s right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease, Landlord, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease on seven (7) days’ notice to Tenant, Tenant as debtor-in-possession or said trustee and upon the expiration of said seven (7) day period this Lease shall cease and expire as set forth above and Tenant, Tenant as debtor-in-possession or said trustee shall immediately quit and surrender the Premises as aforesaid.

Section 16.3. If, at any time, (a) Tenant shall comprise two (2) or more Persons, (b) Tenant’s obligations under this Lease shall have been guaranteed by any Person other than Tenant, or (c) Tenant’s interest in this Lease shall have been assigned, the word “Tenant” as used in Section 16.1(c), shall mean any one or more of the Persons primarily or secondarily liable for Tenant’s obligations under this Lease. Any monies received by Landlord from or on behalf of Tenant during the pendency of any proceeding of the types referred to in Section 16.1(d) shall be deemed paid as compensation for the use and occupation of the Premises and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of Fixed Rent and/or Additional Rent or a waiver on the part of Landlord of any rights under this Lease.

ARTICLE 17. REMEDIES AND DAMAGES

Section 17.1. (a) If an Event of Default shall occur, and this Lease and the Term shall expire and come to an end as provided in Article 16:

(i) Tenant shall quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time after such termination, re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by legal force or other legal means (without being liable to indictment, prosecution or damages therefor), and may repossess the Premises and dispossess Tenant and any other Persons from the Premises and remove any and all of their property and effects from the Premises; and

(ii) Landlord, at Landlord’s option, may relet the whole or any part or parts of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine; provided, however, that Landlord shall have no obligation to relet the Premises or any part thereof and shall in no event be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise affect any such liability, and Landlord, at Landlord’s option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

(b) Tenant hereby waives the service of any notice of intention to re-enter or to institute legal proceedings to that end which may otherwise be required to be given under any present or future law. Tenant, on its own behalf and on behalf of all Persons claiming through or under Tenant, including all creditors, does further hereby waive any and all rights which Tenant and all such Persons might otherwise have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (i) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, (ii) any re-entry by Landlord, or (iii) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words “re-enter,” re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings. In the event of a breach or threatened breach by Tenant, or any Persons claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The rights to invoke the remedies set forth in this Lease are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

Section 17.2. (a) If this Lease and the Term shall expire and come to an end as provided in Article 16, or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Premises as provided in Section 17.1, or by or under any summary proceeding or any other action or proceeding, then, in any of such events:

(i) Tenant shall pay to Landlord all Fixed Rent and Additional Rent payable under this Lease by Tenant to Landlord to the date upon which this Lease and the Term shall have expired and come to an end or to the date of re-entry upon the Premises by Landlord, as the case may be;

(ii) Tenant also shall be liable for and shall pay to Landlord, as damages, any deficiency (the “Deficiency”) between (A) Fixed Rent and Additional Rent for the period which otherwise would have constituted the unexpired portion of the Term (conclusively presuming the Additional Rent for each year thereof to be the same as was payable for the year immediately preceding such termination or re-entry), and (B) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of Subsection 17.1(a)(ii) for any part of such period (first deducting from the rents collected under any such reletting all of Landlord’s expenses in connection with the termination of this Lease, Landlord’s re-entry upon the Premises and with such reletting including all repossession costs, brokerage commissions, legal expenses, attorneys’ fees and disbursements, alteration costs and other expenses of preparing the Premises for such reletting). Tenant shall pay the Deficiency in monthly installments on the days specified in this Lease for payment of installments of Fixed Rent, and Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise. No suit to collect the amount of the Deficiency for any month shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding; and

(iii) whether or not Landlord shall have collected any monthly Deficiency as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency as and for liquidated and agreed final damages, a sum equal (A) to the amount by which the Fixed Rent and Additional Rent for the period which otherwise would have constituted the unexpired portion of the Term (without taking into account any termination thereof and/or re-entry pursuant to this Lease, and conclusively presuming the Additional Rent for each year thereof to be the same as was payable for the year immediately preceding such termination or re-entry) exceeds (B) the then fair and reasonable rental value of the Premises, including Additional Rent for the same period, both discounted to present value at the rate of four percent (4%) per annum less (C) the aggregate amount of Deficiencies previously collected by Landlord pursuant to the provisions of Subsection 17.2(a)(ii) for the same period. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, Landlord shall have relet the Premises or any part thereof for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of net rents collected in connection with such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

(b) If Landlord shall relet the Premises, or any part thereof, together with other space in the Building, the net rents collected under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 17.2. Tenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the Fixed Rent reserved in this Lease. Nothing contained in Article 16 or this Article 17 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any statute or rule of law, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Section 17.2.

ARTICLE 18. FEES AND EXPENSES

Section 18.1. If an Event of Default occurs and is continuing under this Lease, or if Tenant shall do or permit to be done any act or thing upon the Premises which would cause Landlord to be in default under any Superior Lease or Mortgage, or if Tenant defaults under this Lease and the preservation of property or the safety of any tenant, occupant or other person is threatened thereby, Landlord may, after reasonable prior notice to Tenant except in an emergency, perform the same for the account of Tenant or make any expenditure or incur any obligation for the payment of money for the account of Tenant. All amounts expended by Landlord in connection with the foregoing, including reasonable attorneys’ fees and disbursements in instituting, prosecuting or defending any action or proceeding or recovering possession, and the cost thereof, with interest at the Default Rate, shall be paid by Tenant to Landlord as Additional Rent within ten (10) days after billing by Landlord.

Section 18.2. If Tenant shall fail to pay any installment of Fixed Rent and/or Additional Rent within five (5) days after the date due, Tenant shall pay to Landlord, in addition to such installment of Fixed Rent and/or Additional Rent, as the case may be, as a late charge and as Additional Rent, a sum equal to interest at the Default Rate on the amount unpaid, computed from the date such payment was due to and including the date of payment.

ARTICLE 19. NO REPRESENTATIONS BY LANDLORD

Section 19.1. Landlord and Landlord’s agents have made no warranties, representations, statements or promises with respect to (a) the rentable and usable areas of the Premises or the Building, (b) the amount of any current or future Taxes or Operating Expenses, (c) the compliance with applicable Laws of the Premises or the Building, or (d) the suitability of the Premises for any particular use or purpose. No rights, easements or licenses are acquired by Tenant under this Lease, by implication or otherwise, except as expressly set forth herein. This Lease (including any Exhibits and Schedules referred to herein and all supplementary agreements provided for herein) contains the entire agreement between the parties and all understandings and agreements previously made between Landlord and Tenant are merged in this Lease, which alone fully and completely expresses their agreement. Tenant is entering into this Lease after full investigation, and is not relying upon any statement or representation made by Landlord not embodied in this Lease.

ARTICLE 20. END OF TERM

Section 20.1. On the Expiration Date or sooner termination of this Lease, Tenant shall quit and surrender the Premises to Landlord, vacant, broom clean, in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall remove all of Tenant’s Property from the Premises, and this obligation shall survive the Expiration Date or sooner termination of the Term. If the last day of the Term or any renewal thereof falls on Saturday or Sunday, this Lease shall expire on the Business Day immediately preceding. Tenant expressly waives, for itself and for any Person claiming through or under Tenant, any rights which Tenant or any such Person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force in connection with any holdover summary proceedings which Landlord may institute to enforce the foregoing provisions of this Article 20.

Section 20.2. Tenant acknowledges that Tenant or any Tenant Party remaining in possession of the Premises after the Expiration Date or earlier termination of this Lease would create an unusual hardship for Landlord and for any prospective tenant. Tenant therefore covenants that if for any reason Tenant or any Tenant Party shall fail to vacate and surrender possession of the Premises or any part thereof on or before the Expiration Date or earlier termination of this Lease and the Term, then Tenant’s continued possession of the Premises shall be as a holdover tenant, during which time, without prejudice and in addition to any other rights and remedies Landlord may have under this Lease or under applicable Laws, Tenant shall pay to Landlord for each month and for each portion of any month during which Tenant holds over, an amount equal to: The greater of (a) 150% of the Fixed Rent and Additional Rent payable under this Lease for the last full calendar month of the Term, or (b) 150% of the fair market rental value of the Premises for such month (as determined by Landlord based upon the then most recent leases of space in the Building), for the thirty (30) day period (the “Initial Holdover Period” commencing date next succeeding the Expiration Date or earlier termination of this Lease and the Term, and the greater of (x) 200% of the Fixed Rent and Additional Rent payable under this Lease for the last full calendar month of the Term, or (y) 200% the fair market rental value of the Premises for such month (as determined by Landlord based upon the then most recent leases of space in the Building), for the period from and after the date succeeding the last day of Initial Holdover Period. In addition, Tenant shall be liable to Landlord for (i) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant, and (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant. The provisions of this Section 20.2 shall not in any way be deemed to (A) permit Tenant to remain in possession of the Premises after the Expiration Date or sooner termination of this Lease, or (B) imply any right of Tenant to use or occupy the Premises upon expiration or termination of this Lease and the Term, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Article 20. Tenant’s obligations under this Article 20 shall survive the Expiration Date or earlier termination of this Lease.

ARTICLE 21. QUIET ENJOYMENT

Section 21.1. Provided no Event of Default has occurred and is continuing, Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any Person lawfully claiming through or under Landlord, subject, nevertheless, to the terms and conditions of this Lease.

ARTICLE 22. NO WAIVER; NON-LIABILITY

Section 22.1. No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises, Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to property of Tenant or of others entrusted to employees of the Building, nor for the loss of or damage to any property of Tenant by theft or otherwise, unless such loss or damage was caused by the gross negligence or willful misconduct of Landlord of any Landlord Party.

Section 22.2. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and

Regulations set forth or hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation, from having all of the force and effect of an original violation. The receipt by Landlord of Fixed Rent and/or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations set forth, or hereafter adopted, against Tenant or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. Landlord shall not enforce the Rules and Regulations against Tenant in a discriminatory manner. No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Fixed Rent or any Additional Rent shall be deemed to be other than on account of the next installment of Fixed Rent or Additional Rent, as the case may be, or as Landlord may elect to apply same, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Fixed Rent or Additional Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Fixed Rent or Additional Rent or pursue any other remedy in this Lease provided. Any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Lease in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought. All references in this Lease to the consent or approval of Landlord shall be deemed to mean the written consent or approval of Landlord and no consent or approval of Landlord shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Landlord.

Section 22.3. (a) Neither Landlord nor its agents shall be liable for any injury or damage to persons or property or interruption of Tenant’s business resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature; nor shall Landlord or its agents be liable for any such damage caused by other tenants or persons in the Building or caused by construction of any private, public or quasi-public work; nor shall Landlord be liable for any latent defect in the Premises or in the Building (except that Landlord shall be required to repair the same to the extent provided in Article 6). Nothing in the foregoing shall affect any right of Landlord to the indemnity from Tenant to which Landlord may be entitled under Article 28.

(b) If, at any time or from time to time, any windows of the Premises are temporarily closed, darkened or bricked-up for any reason whatsoever, or any of such windows are permanently closed, darkened or bricked-up if required by any Law or related to any construction upon property adjacent to the Real Property by parties other than Landlord, Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor nor abatement of Fixed Rent or Additional Rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction or constructive eviction of Tenant from the Premises.

ARTICLE 23. WAIVER OF TRIAL BY JURY

Section 23.1. The parties hereto hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or for the enforcement of any remedy under any statute, emergency or otherwise. If Landlord commences any summary proceeding against Tenant, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding (unless failure to impose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.

ARTICLE 24. INABILITY TO PERFORM

Section 24.1. This Lease and the obligation of Tenant to pay Fixed Rent and Additional Rent hereunder and perform all of the other covenants and agreements hereunder on the part of Tenant to be performed will not be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease expressly or impliedly to be performed by Landlord or because Landlord is unable to make, or is delayed in making any repairs, additions, alterations, improvements or decorations or is unable to supply or is delayed in supplying any equipment or fixtures, if Landlord is prevented or delayed from so doing by reason of strikes or labor troubles or by accident, or by any cause whatsoever beyond Landlord’s reasonable control, including Laws, governmental preemption in connection with a national emergency or by reason of any Laws or by reason of the conditions of supply and demand which have been or are affected by war or other emergency (“Unavoidable Delays”).

ARTICLE 25. BILLS AND NOTICES

Section 25.1. Except as otherwise expressly provided in this Lease, any bills, statements, consents, notices, demands, requests or other communications given or required to be given under this Lease shall be in writing and shall be deemed given if delivered by hand (against a signed receipt), sent by a nationally recognized overnight courier service, or sent by registered or certified mail (return receipt requested) and addressed:

(a) if to Tenant, (i) at Tenant’s address at the Premises, or (ii) at any place where Tenant or any agent or employee or Tenant may be found if mailed subsequent to Tenant’s abandoning or surrendering the Premises; or

(b) if to Landlord, as follows: 111 Chelsea Commerce LP, c/o Taconic Investment Partners LLC, 111 Eighth Avenue, New York, New York 10011, Attention: Paul E. Pariser, Principal, with copies to: (i) Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, Attention: Lisa P. Segal, Esq. and (ii) Taconic Investment Partners LLC, 111 Eighth Avenue, New York, New York 10011, Attention: Chief Financial Officer and (iii) Taconic Investment Partners LLC, 111 Eighth Avenue, New York, New York 10011, Attention: Gregory P. Knoop.

Section 25.2. Any such bill, statement, consent, notice, demand, request or other communication given as provided in this Article 25 shall be deemed given (i) on the date hand delivered, (ii) three (3) Business Days after the date mailed, or (iii) one (1) Business Day after the date sent by overnight courier service.

Section 25.3. Either party may designate by notice in writing given in the manner herein specified a new address to which such bills, statements, consents, notices, demands, requests or other communications shall thereafter be given or made.

ARTICLE 26. RULES AND REGULATIONS

Section 26.1. Landlord reserves the right, from time to time to adopt additional reasonable and non-discriminatory Rules and Regulations and to amend the Rules and Regulations then in effect. Tenant and all Tenant Parties shall comply with the Rules and Regulations, as so supplemented or amended. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees. If there shall be any inconsistencies between this Lease and the Rules and Regulations, the provisions of this Lease shall prevail.

ARTICLE 27. BROKER

Section 27.1. Each of Landlord and Tenant represents and warrants to the other that it has not dealt with any broker in connection with this Lease other than Taconic Management Company LLC and CB Richard Ellis, Inc. (collectively, “Broker”) and that to the best of its knowledge and belief, no other broker, finder or similar Person procured or negotiated this Lease or is entitled to any fee or commission in connection herewith. Landlord shall pay any commissions owing to the Broker pursuant to separate agreements.

Section 27.2. Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Lease, or the above representation being false. The provisions of this Article 27 shall survive the expiration or earlier termination of the Term.

ARTICLE 28. INDEMNITY

Section 28.1. (a) Subject to the provisions of Section 11.2, Tenant shall defend, indemnify and save harmless Landlord and its direct and indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees and principals (collectively, the “Landlord Indemnitees”) from and against any and all Losses (defined below) arising from or in connection with (i) any negligence or tortious misconduct of Tenant or any Tenant Party, and (ii) any accident, injury or damage whatsoever caused to persons of property Occurring in, at or Upon the

Premises, except to the extent that any such Losses result from the negligence or tortious conduct of Landlord or any of the Landlord Indemnitees.

(b) “Losses” means any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof, and including all costs of repairing any damage to the Premises or the Building, to which a particular indemnification obligation under this Lease applies.

Section 28.2. Subject to the provisions of Section 11.2, Landlord shall defend, indemnify and save harmless Tenant and its direct and indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees and principals (collectively, the “Tenant Indemnitees”) from and against any and all Losses arising from or in connection with (i) any negligence or tortious conduct of Landlord or any Landlord Party, and (ii) any accident, injury or damage whatsoever caused to persons or property of any person occurring in, at or upon the Real Property (specifically excluding the Premises), except, in each case, to the extent that any such Losses result from the negligence or tortious conduct of Tenant or any of the Tenant Indemnitees.

Section 28.3. (a) If any claim that is within the scope of any indemnity set forth in this Lease is asserted against any indemnified party, then the indemnified party shall give prompt notice (an “Indemnity Notice”) thereof to the indemnifying party within a time period so as not to prejudice the indemnifying party’s or its insurer’s ability to defend effectively any action or proceeding brought on such claim, and the indemnifying party shall have the right and obligation to defend and control the defense of any action or proceeding brought on such claim with counsel chosen by the indemnifying party subject to the approval of the indemnified party (such approval not to be unreasonably withheld) or by the indemnifying party’s insurance company. If the indemnified party fails promptly to give an Indemnity Notice or fails to afford the indemnifying party the right to defend any such action or proceeding then, in either of such events, the indemnifying party shall have no obligation under the applicable indemnity set forth in this Lease with respect to such action or proceedings or other actions or proceedings involving the same or related facts. If the indemnifying party shall defend any such action or proceeding, then:

(i) the indemnified party shall cooperate with the indemnifying party (or its insurer) in the defense of any such action or proceeding in such manner as the indemnifying party (or its insurer) may from time to time reasonably request and the indemnifying party shall not be liable for the costs of any separate counsel employed by the indemnified party;

(ii) the indemnifying party shall not be liable for any settlement made without the indemnifying party’s consent;

(iii) if such action or proceeding can be settled by the payment of money and without the need to admit liability on the indemnified party’s part, then the indemnifying party shall have the right to settle such action or proceeding without the indemnified party’s consent and the indemnifying party shall have no obligation under the applicable indemnity set forth in this Lease with respect to such action or proceeding or other actions or proceedings involving the same or related facts if the indemnified party refuses to agree to such a settlement; and

(iv) if such action or proceeding cannot be settled merely by the payment of money and without the need to admit liability on the indemnified party’s part, then the indemnifying party shall not settle such action or proceeding without the indemnified party’s consent (which consent shall not be unreasonably withheld) and if the indemnified party unreasonably withholds its consent to any such settlement, then the indemnifying party shall have no obligation under the applicable indemnity set forth in this Lease with respect to such action or proceeding or other actions or proceedings involving the same or related facts.

(b) The provisions of this Article 28 shall survive the expiration or earlier termination of this Lease.

ARTICLE 29. INTENTIONALLY OMITTED

ARTICLE 30. ARBITRATION

Section 30.1. For purposes of this Article 30, the following terms shall have the meanings set forth below:

(a) “AAA” shall mean the American Arbitration Association or any successor thereto,

(b) “AAA Rules” shall mean the AAA Arbitration Rules for the Real Estate Industry then in effect; provided however with respect to any Dispute involving two hundred fifty thousand dollars $250,000.00 or less, the “AAA Rules” shall mean the Expedited Procedures of the AAA Arbitration Rules for the Real Estate Industry.

(c) “Dispute” shall mean any dispute, claim or controversy.

(d) “Qualified Arbitrator” means: an individual who (i) has not been employed by, retained or otherwise performed any work or services for either Landlord or Tenant or any of their Affiliates and (ii) is a licensed attorney (for disputes related to matters other than the determination of Expansion FMV, Renewal FMV or the fair market rental value of the 8th Floor Premises and/or the 15th Floor Premises for the period from October 1, 2018 through the Expiration Date), or (for disputes related to the determination of Expansion FMV, Renewal FMV or the fair market rental value of the 8th Floor Premises and/or the 15th Floor Premises for the period from October 1, 2018 through the Expiration Date) a fully-accredited MAI appraiser or licensed real estate broker, who, in either case, has ten (10) or more years experience in commercial and retail leasing in New York City office and mixed use buildings relevant to the specific matter in dispute and is fully familiar with the AAA Rules.

Section 30.2. Any Dispute arising out of this Lease which is (a) expressly required by the terms of this Lease to be resolved by arbitration, or (b) is a Dispute regarding whether a consent or approval required not to be unreasonably withheld has been reasonably or unreasonably withheld under Articles 4. 5 or 14 or (c) or any other Dispute Landlord and Tenant mutually agree to submit to arbitration shall be determined and resolved by arbitration (and not by litigation) conducted in the Borough of Manhattan, City, County and State of New York in accordance with the terms of this Article 30 and the applicable AAA Rules, provided that if the terms of this Article 30 differ from or conflict with the applicable AAA Rules, the arbitrators shall be chosen and the arbitration shall be governed in accordance with and pursuant to the terms and provisions of this Article 30.

Section 30.3. The party requesting arbitration shall do so by giving notice to that effect to the other party, specifying in said notice the nature of the Dispute. Each party shall appoint a Qualified Arbitrator within five (5) days after the giving of notice by either party. The Qualified Arbitrators so appointed shall, within seven (7) days thereafter, select a third Qualified Arbitrator, and both parties shall be bound by any such selection. The three (3) arbitrators so appointed shall, as promptly as possible (but in any event within thirty (30) days following the appointment of the third arbitrator), determine the matter which is the subject of the arbitration, and whether any damages, costs or expenses are to be awarded in connection therewith. The decision of the majority of the arbitrators shall be delivered to said parties by the arbitrators when made and shall be controlling for all purposes under this Lease immediately upon receipt by said parties of a copy of the decision, except that if the Renewal FMV (as such term is defined in Article 31 hereof is determined pursuant to this Article 30, then instead of the Renewal FMV being the decision of the majority of the arbitrators, the third Qualified Arbitrator shall select the Renewal FMV determined by either the first Qualified Arbitrator or the second Qualified Arbitrator, and the Renewal FMV determined by either the first Qualified Arbitrator or the second Qualified Arbitrator, as so selected by the third Qualified Arbitrator shall be the FMV Rental for the purposes of said Article 31. The effectiveness of such decision for such purposes shall not be delayed or postponed pending confirmation of the arbitration decision or award or entry of judgment upon the decision or award, notwithstanding any challenge or contest by either party with respect to the decision or award, and notwithstanding any application or other request by either party that the arbitrators or any court or other body stay, set aside, nullify or otherwise change the decision or award. Neither Landlord nor Tenant shall make any request or other application to the arbitrators or any court or other body for any injunction, stay or other relief which would be contrary to the provisions of the preceding sentence, and both parties agree that the arbitrators, any court and any other body shall have no jurisdiction or other authority to consider any request or other application for, or to grant, any injunction, stay or other relief which would violate any provision of this Article 30. If any decision of the majority of the arbitrators shall be set aside, nullified, modified or otherwise changed after the parties receive a copy of the original decision or award, the parties shall thereupon comply with the action setting aside, nullifying, modifying or otherwise changing the original decision or award, with Such changes and adjustments by the parties in actions taken pursuant to the original decision as may be necessary for such purpose.

Section 30.4. If either party fails to timely appoint a Qualified Arbitrator, or if the two Qualified Arbitrators appointed by the parties shall fail to appoint a third Qualified Arbitrator within seven (7) day period referenced above, then, either Landlord or Tenant may apply to the AAA for the appointment of such Qualified Arbitrator. In the event of the failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed within ten (10) days by the party or parties to the arbitration who originally appointed him or her, or in the event such party or parties shall fail so to appoint such successor, or in the case of the third arbitrator, his or her successor shall be appointed as provided in the first sentence of this Section 30.4. Neither Landlord nor Tenant shall raise any challenge or objection as to the full power and jurisdiction of the AAA to entertain such application and make such appointment.

Section 30.5. The costs of the arbitration shall be funded equally by the parties thereto when due during the course of the arbitration, and each party shall bear its own attorneys’ fees and expenses during the arbitration. If a party to the arbitration fails to fund its costs of the arbitration when due during the course of the arbitration, such party’s arbitrator and the third arbitrator shall be excused from proceeding with the arbitration and the arbitrator appointed by the paying party shall make the final determination. The prevailing party in arbitration shall be repaid all of such costs, fees and expenses by the non-prevailing party within ten (10) days after the final determination of the Qualified Arbitrator(s). Either Landlord or Tenant may notify the Qualified Arbitrator(s) of this provision and request that same be included in the final determination.

Section 30.6. The Qualified Arbitrators shall apply the law of the State of New York without regard to conflicts of laws principles. The Qualified Arbitrators shall have no power to vary or modify any of the provisions of this Lease, and their powers and jurisdiction are hereby limited accordingly. Without limiting the generality of the foregoing, to the extent any provision of this Lease may be amended, deleted, rescinded, modified or otherwise changed by agreement of the parties, the failure of the parties to agree on any such amendment, modification, deletion, rescission, other change shall not constitute a “Dispute” subject to arbitration pursuant to this Article 30; it being understood that in the absence of agreement of Landlord and Tenant to the contrary, the provisions of this Lease shall remain unchanged.

Section 30.7. To the extent any Dispute required or agreed to be submitted to arbitration pursuant to this Lease concerns liability for or payment of Rent, Tenant shall pay any portion of such Rent which is not in dispute within ten (10) days after a request by Landlord that such Dispute be submitted to arbitration, or simultaneously with such a request that such Dispute, if such request is made by Tenant.

Section 30.8. Landlord and Tenant may, by written agreement executed by both parties, vary any of the terms of this Article 30 with respect to the arbitration of such Dispute or may agree to resolve their Dispute in any other manner.

Section 30.9. This Article 30 shall constitute a written agreement to submit to arbitration any Dispute for which arbitration is required or permitted under this Lease.

ARTICLE 31. RENEWAL OPTIONS

Section 31.1. Tenant shall have the right, at its option (the “Renewal Option”), to renew the initial Term of this Lease, for the entire Premises for two (2) five-year renewal terms (each, a “Renewal Term”) commencing on the day following the Expiration Date, as to the first Renewal Term, and on the day after the expiration date of the first Renewal Term, as to the second Renewal Term, and ending on the last day of the month in which the day before the fifth (5th) anniversary of the commencement date of the applicable Renewal Term occurs. Tenant shall have no right to exercise the Renewal Option as to any Renewal Term unless all of the following conditions have been satisfied on the date of the applicable Renewal Notice (as defined below) and on the commencement date of such applicable Renewal Term:

(a) No Material Default shall have occurred and be continuing under this Lease as of the date of Tenant’s exercise of the applicable Renewal Option and as of the date of the commencement date of the applicable Renewal Term; and

(b) Telx - New York 111 8th, LLC (“Original Tenant”) or a Person to whom this Lease is assigned or transferred pursuant to Sections 14.1(c), 14.10 or 14.11 or any other Person to whom this Lease is permitted to be assigned pursuant to Article 14 (a “Successor Tenant”) shall not have sublet for actual occupancy (as opposed to the uses described in clauses (i) and (ii) of the definition of Permitted Use) more than ten percent (10%) of the then-existing Premises Area.

Section 31.2. (a) If Tenant elects to renew this Lease for a Renewal Term, Tenant shall give Landlord notice thereof (a “Renewal Notice”) not more than twenty-four (24) months and not less than eighteen (18) months prior to the Expiration Date and/or the expiration date of the first Renewal Term (in respect of each of the first and/or the second Renewal Term, as the case may be). TIME SHALL BE OF THE ESSENCE as to the giving of each Renewal Notice. If Tenant timely gives a Renewal Notice, this Lease shall be renewed for the Renewal Term on all of the terms and provisions of this Lease, with the exception of Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Expense Payment. Fixed Rent for the Renewal Term will be the Renewal FMV determined as provided below, and Tenant shall continue to pay Tenant’s Tax Payment and Tenant’s Operating Payment during the Renewal Term in accordance with the provisions of Article 7, except that (x) Base Taxes for the (i) first Renewal Term will be an amount equal to the Taxes payable for the Tax Year commencing on July 1, 2017 and ending June 30, 2018 and (ii) second Renewal Term will be an amount equal to the Taxes payable for the Tax Year commencing on July 1, 2022 and ending June 30, 2023, and (y) the Base Operating Expenses for the (i) first Renewal Term will be an amount equal to the Operating Expenses for the calendar year 2018 and (ii) second Renewal Term will be an amount equal to the Operating Expenses for the calendar year 2023.

(b) For purposes of this Article 31, “Renewal FMV” means the fair market rental value of each of the 8th Floor Premises and the 15th Floor Premises for the applicable Renewal Term, taking into account the Rentable Square Feet of the 8th Floor Premises and the 15th Floor Premises, the method Landlord then uses to calculate Rentable Square Feet, then current rentals or occupancy fees for comparable space for a comparable term in the Building and in comparable buildings in Manhattan for the Permitted Use, including then-current escalations to Fixed Rent, whether based on price indices, operating expenses, fixed percentage increases, or other standard, and taking into account all other relevant factors for lease renewal transactions.

(c) If Tenant duly exercises a Renewal Option, Tenant shall pay Fixed Rent for the applicable Renewal Term in an amount equal to the applicable Renewal FMV, and otherwise in accordance with Section 31.3. Tenant shall have no right to exercise the second Renewal Option if Tenant fails to exercise the first Renewal Option and Tenant shall have no further right to renew the Term of this Lease after the expiration date of the second Renewal Term.

Section 31.3. If Tenant does not notify Landlord within thirty (30) days after receipt of a Renewal FMV that it disputes Landlord’s calculation of such Renewal FMV, which notice shall set forth the basis for Tenant’s dispute in reasonable detail, together with Tenant’s determination of Renewal FMV (an “FMV Dispute Notice”), then Landlord’s determination of the applicable Renewal FMV shall be conclusive and binding upon Tenant. TIME SHALL BE OF THE ESSENCE with respect to the giving of an FMV Dispute Notice. If Tenant timely sends an FMV Dispute Notice, then the determination of the applicable Renewal FMV shall be submitted to arbitration for decision upon demand of either party pursuant to Article 30.

Section 31.4. If Fixed Rent for the Renewal Term shall not have been finally determined by the commencement date of a Renewal Term in accordance with this Article 31 and Article 30 then pending such final determination, Tenant shall pay as Fixed Rent for the Renewal Term the amount of Fixed Rent as set forth by Landlord in the applicable Rental Notice. If, based on the final determination of Fixed Rent pursuant hereto, the payments made by Tenant on account of Fixed Rent were (i) less than Fixed Rent as finally determined, Tenant shall pay to Landlord the amount of such deficiency within thirty (30) days after demand, or (ii) greater than Fixed Rent as finally determined, Landlord shall, at Landlord’s option, either credit the amount of the excess against the next installments of Fixed Rent and Additional Rent due under this Lease, or refund the amount of the excess to Tenant within thirty (30) days after demand.

ARTICLE 32. RIGHT OF FIRST OFFER

Section 32.1. For purposes of this Lease, the following terms shall have the following meanings:

(a) “Available for Leasing” means that at the time in question (i) no party leases or occupies the Expansion Space (or if leased or occupied, such party’s rights are scheduled to expire, and such space will be available for occupancy (or the commencement of any work to be performed therein) not earlier than two (2) months (except if such space becomes available as a result of a tenant’s or occupant’s default) nor later than eighteen (18) months of the time in question), whether pursuant to a written lease or other written agreement existing as of the Commencement Date, and (ii) no party holds any written option or right (A) to lease or occupy the Expansion Space that was granted to such party prior to the date of this Lease and is superior to Tenant’s rights hereunder, or (B) to renew its lease or rights of occupancy therefor. Nothing set forth in this Section 32.1 (a) shall (I) limit Landlord’s rights to renew or extend the term of any lease or occupancy agreement of any tenant or occupant of the Expansion Space as of the date hereof regardless of whether such renewal or extension is pursuant to any option to renew or extend contained in leases, (II) limit Landlord’s right to lease the Expansion Space to any tenant or occupant of the Building pursuant to any option existing as of the date of hereof, (III) limit Landlord’s right to renew or extend the term of any lease or occupancy agreement with Landlord, its managing agent and an Affiliate of Landlord covering any space in the Building, or (IV) limit Landlord’s, its managing agent’s, and Landlord’s Affiliates’ right to lease or otherwise occupy any Expansion Space not occupied by Landlord, its managing agent or Landlord’s

Affiliates as of the date hereof, nor shall such space be deemed Available for Leasing hereunder. Notwithstanding the foregoing, Landlord represents that, as of the date hereof, the only tenants of the Building who have options to lease the Expansion Space which are prior to the rights of Tenant hereunder are Deutsch, Inc. and Google Inc.

(b) “Expansion Space” means the portion of the third (3rd) floor of the Building, consisting of approximately 11,656 Rentable Square Feet, as shown on the plan annexed hereto as Exhibit H. Tenant acknowledges that the Rentable Square Feet of the Expansion Space may increase in accordance with the standard used by Landlord from time to time to calculate Rentable Square Feet in the Building.

(c) “Expansion FMV” means the then fair market rental value of Fixed Rent for the Expansion Space, taking into account all of the terms and conditions on which Landlord is prepared to market the Expansion Space in question, taking into account all relevant factors, including the Rentable Square Feet of the Expansion Space, the method Landlord then uses to calculate Rentable Square Feet, the length of term, the presence or absence of free rent or rent concessions or tenant improvement allowances, and the amount of any brokerage commissions payable in connection therewith. If Tenant disputes the fair market rental value Fixed Rent for the Expansion Space (as determined in clause (ii) above), such dispute shall be resolved by arbitration pursuant to Section 30.4.

(d) “Substantially Changed Terms” means changes in the terms and conditions applicable to any Expansion Space whereby the Economic Terms (as hereafter defined) are reduced by ten percent (10%) or more, as compared to the terms and conditions previously offered to Tenant in an Expansion Notice. For purposes hereof, “Economic Terms” shall mean (i) the annual Fixed Rent payable, (ii) any material Additional Rent payable, including, without limitation, any Additional Rent related to increases in Taxes or operating expenses for the Building, increases in any price index or wage or labor rate, and any sprinkler or water charges, (iii) the dollar amount of any work which Landlord is willing to perform or pay for in the Expansion Space, (iv) any concession or free rent period applicable to the proposed letting, and (v) any other material terms and conditions.

Section 32.2. (a) If any portion of the Expansion Space becomes Available for Leasing during the Term, Landlord shall deliver notice thereof to Tenant (an “Expansion Notice”), describing the Expansion Space in question, the anticipated commencement date and setting forth Landlord’s determination of the Expansion FMV. Provided that all of the conditions precedent set forth in this Article 32 are fully satisfied by Tenant, Tenant shall have the option (the “Expansion Option”), exercisable by Tenant delivering written notice to Landlord (an “Exercise Notice”) within ten (10) Business Days of the giving by Landlord of the Expansion Notice, to lease the Expansion Space on the terms and conditions set forth in this Article 32, and this Lease shall thereupon be modified as provided in Section 32.4. The Expansion Option may be exercised only with respect to all of the Expansion Space that is the subject of an Expansion Notice. TIME SHALL BE OF THE ESSENCE with respect to all periods of time expressly set forth in this Article 32.

(b) If Tenant fails to timely give an Exercise Notice with respect to any Expansion Space, Landlord shall be free to lease such Expansion Space to any other Person,

and Tenant shall have no further rights hereunder to lease such Expansion Space, provided that Landlord shall not thereafter enter into a lease of such Expansion Space on terms and conditions that constitute Substantially Changed Terms unless Landlord first delivers to Tenant a revised Expansion Notice describing such Substantially Changed Terms. In such event, Tenant shall have the right, exercisable within five (5) Business Days after Tenant’s receipt of such revised Expansion Notice from Landlord, to deliver to Landlord an Exercise Notice agreeing to enter into a lease of such Expansion Space on such Substantially Changed Terms.

Section 32.3. (a) Tenant shall have no right to exercise the Expansion Option unless all of the following conditions have been satisfied or waived by Landlord on the date of the Exercise Notice and on the date on which Landlord delivers to Tenant vacant possession of the Expansion Space (the “Expansion Space Commencement Date”):

(i) No Event of Default shall have occurred and be continuing under this Lease; and

(ii) The Original Tenant or a Successor Tenant shall not have sublet for actual occupancy (as opposed to the uses described in clauses (i) and (ii) of the definition of Permitted Use) more than ten percent (10%) of the then-existing Premises Area.

(b) Landlord shall have no obligation to send an Expansion Notice and Tenant shall have no right to exercise the Expansion Option if any Expansion Space becomes Available for Leasing during the last eighteen (18) months of the Term of this Lease unless Tenant shall have exercised a then-existing Renewal Option or otherwise extended the Term.

Section 32.4. Provided that Tenant timely delivers an Exercise Notice, then effective on the Expansion Space Commencement Date, the Expansion Space shall be added to and be deemed to be a part of the Premises for all purposes of this Lease, on the following terms and conditions:

(a) Tenant shall lease the Expansion Space on all of the terms and conditions of this Lease except for Fixed Rent, which shall be equal to the Expansion FMV, as initially determined by Landlord, subject to Tenant’s right to arbitrate such determination of the Expansion FMV as provided in Section 32.5;

(b) Tenant shall pay Tenant’s Tax Payment and Tenant’s Operating Payment with respect to the Expansion Space as provided in Article 7, the Base Taxes applicable to the Expansion Space shall be an amount equal to the Taxes payable for the Tax Year commencing on the July 1st immediately preceding the Expansion Space Commencement Date, and the Base Operating Expenses applicable to the Expansion Space shall be an amount equal to the Operating Expenses payable for the calendar year commencing on the January 1st immediately preceding the Expansion Space Commencement Date;

(c) Tenant’s Share shall increase based on the Rentable Square Foot area of the Expansion Space; and

(d) Landlord will deliver the Expansion Space to Tenant in the condition in which Landlord was prepared to market the Expansion Space in question, as described in the Expansion Notice, and except as set forth therein, Landlord shall not be obligated to perform any work or make any payments to Tenant (in the nature of Landlord’s Contribution or otherwise) with respect thereto.

Section 32.5. (a) If Tenant disputes Landlord’s calculation of the Expansion FMV as set forth in the Expansion Notice, such dispute shall be submitted to arbitration and shall be determined by arbitration in accordance with the procedures set forth in Section 30.4.

(b) If Fixed Rent for the Expansion Space has not been finally determined by the Expansion Space Commencement Date, then pending such final determination, Tenant shall pay as Fixed Rent for the Expansion Space the amount of Fixed Rent as set forth by Landlord in the Expansion Notice. If, based on the final determination of such Fixed Rent, the payments made by Tenant on account of Fixed Rent were (i) less than Fixed Rent as finally determined, Tenant shall pay to Landlord the amount of such deficiency within thirty (30) days after demand, or (ii) greater than Fixed Rent as finally determined, Landlord shall refund the amount of such excess to Tenant within thirty (30) days after demand.

Section 32.6. If Landlord is unable to deliver possession of any portion of the Expansion Space to Tenant as provided in this Article 32 for any reason, including the holding over or retention of possession of any tenant or any other occupant, the validity of this Lease shall not be impaired thereby, and Tenant shall take possession of the Expansion Space when, as and if vacant possession of the Expansion Space is delivered to Tenant. In the event of any holding over by any tenant, subtenant or occupant of the Expansion Space beyond the scheduled expiration date of such Person’s lease, sublease or other occupancy agreement, regardless of the reason for such holding over, Landlord will promptly take all commercially reasonable actions to obtain possession of the Expansion Space, including commencing and prosecuting appropriate legal proceedings against any such holdover tenant, subtenant or occupant. The provisions of this Section 32.6 are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law or any successor law or ordinance, and Tenant hereby waives any right to rescind this Lease with respect to the Expansion Space, except as set forth in the preceding sentence, and further waives the right to recover any damages from Landlord on account of Landlord’s failure to deliver possession of the Expansion Space to Tenant.

ARTICLE 33. MISCELLANEOUS

Section 33.1. (a) The obligations of Landlord under this Lease shall not be binding upon Landlord named herein after the sale, conveyance, assignment or transfer by such Landlord (or upon any subsequent landlord after the sale, conveyance, assignment or transfer by such subsequent landlord) of its interest in the Building or the Real Property, as the case may be, and in the event of any such sale, conveyance, assignment or transfer, Landlord shall be and hereby is entirely freed and relieved of all covenants, liabilities and obligations of Landlord hereunder, and the transferee of Landlord’s interest in the Building or the Real Property, as the case may be, shall be deemed to have assumed all obligations under this Lease. Prior to any such sale, conveyance, assignment or transfer, the liability of Landlord for Landlord’s obligations under this Lease shall be limited to Landlord’s interest in the Real Property and Tenant shall not look to any other property or assets of Landlord or the property or assets of any of the Landlord

Exculpated Parties (defined below) in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations.

(b) Tenant shall look solely to Landlord’s estate and property in the Building (or the proceeds thereof) and, where expressly so provided in this Lease, to offset against the rents payable under this Lease, for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder; it being understood and agreed that: (i) no partner, shareholder, member, director, officer, principal, employee or agent, disclosed or undisclosed, direct or indirect, of Landlord (collectively, the “Landlord Exculpated Parties”) shall be personally liable for the performance of Landlord’s obligations under this Lease; (ii) Tenant shall not seek any damages against any of the Landlord Exculpated Parties; and (iii) no other property or assets of Landlord or Landlord Exculpated Parties shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use or occupancy of the Premises.

Section 33.2. Wherever in this Lease Landlord’s consent or approval is required, if Landlord shall refuse such consent or approval, Tenant in no event shall be entitled to make, nor shall Tenant make, any claim, and Tenant hereby waives any claim, for money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord unreasonably withheld or unreasonably delayed its consent or approval. Tenant’s sole remedy shall be an action or proceeding to enforce any such provision, for specific performance, injunction or declaratory judgment.

Section 33.3. All of the covenants of Tenant hereunder shall be deemed and construed to be “conditions” as well as “covenants” as though the words specifically expressing or implying covenants and conditions were used in each separate instance.

Section 33.4. This Lease (a) contains the entire agreement between the parties to the transactions contemplated hereby, and all prior or contemporaneous arrangements, understandings, representations and statements, oral or written, are merged herein, (b) may not be changed, modified, terminated or discharged except by a writing executed by both Landlord and Tenant, (c) may be executed in one or more counterparts, all of which taken together shall be deemed a single Lease, and (d) is binding upon and inures to the benefit of the parties hereto and their successors and assigns. If any provision of this Lease, or the application thereof to any person or circumstance, is ever held invalid or unenforceable, then the remainder of this Lease or the application of such provision to any other person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be affected, and each remaining provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

Section 33.5. Except as expressly provided to the contrary in this Lease, Landlord and Tenant agree that all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the state courts of New York or the Federal courts sitting in New York City; and for that purpose hereby expressly and irrevocably submits itself to the jurisdiction of such courts.

Section 33.6. Each of Landlord and Tenant irrevocably waives, with respect to itself and its property, any diplomatic or sovereign immunity of any kind or nature, and any immunity from the jurisdiction of any court or from any legal process, to which it may be entitled, and agrees not to assert any claims of any such immunities in any action brought by the other party under or in connection with this Lease. Each party acknowledges that the making of such waivers, and the other party’s reliance on the enforceability thereof, is a material inducement to the parties entering into this Lease.

Section 33.7. All overtime charges or charges for additional services payable by Tenant under any of the provisions of this Lease shall be billed to Tenant at the Building Standard Rates for such charges in effect at the time such charges are incurred.

Section 33.8. Neither Landlord nor Tenant shall issue or cause the publication of any press release or other public announcement, or cause, permit or suffer any other disclosure which sets forth the terms of this Lease, without first obtaining the written consent of the other party; provided, however, the foregoing restriction shall not be deemed to prevent to any disclosure (i) required in order to comply with any law, ordinance, governmental decree or any rule, regulation or decree of any interested governmental body or legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process; (ii) to relevant third parties, including Affiliates of either party, the Building managing agent, brokers, accountants, attorneys, insurers, current or prospective Mortgagees or Superior Lessors, or prospective purchasers, subtenants or assignees; (iii) in any suit, action or other proceeding between the parties or arising out of or related to this Lease or the Real Property; or (iv) of any information that is a matter of public record or is provided in other sources readily available to the industry other than as a result of a breach of this provision by the disclosing party.

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Lease as of the day and year first above written.

LANDLORD:	111 CHELSEA COMMERCE LP,
	By:	Taconic GP Chelsea Holdings LLC Its General Partner

	By:	/s/ PAUL E. PARISER
Paul E. Pariser, Co-President

TENANT:	TELX - NEW YORK 111 8TH, LLC

By:
Name:
Title:

Tenant’s Federal Tax Identification Number:

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Lease as of the day and year first above written.

LANDLORD:	111 CHELSEA COMMERCE LP,
	By:	Taconic GP Chelsea Holdings LLC Its General Partner

By:
Paul E. Pariser, Co-President

TENANT:	TELX - NEW YORK 111 8TH, LLC

	By:	/S/ J. TODD RAYMOND
Name: J. Todd Raymond
Title: President

Tenant’s Federal Tax Identification Number:

SCHEDULE I

8th FLOOR PREMISES FIXED RENT

(i) [***] per year ([***] per month) from the Commencement Date through December 31, 2007;

(ii) [***] per year ([***] per month) from January 1, 2008 through December 31, 2008;

(iii) [***] per year ([***] per month) from January 1, 2009 through December 31, 2009;

(iv) [***] per year ([***] per month) from January 1, 2010 through December 31, 2010;

(v) [***] per year ([***] per month) from January 1, 2011 through February 28, 2011;

(vi) [***] per year ([***] per month) from March 1, 2011 through February 29, 2012;

(vii) [***] per year ([***] per month) from March 1, 2012 through February 28, 2013;

(viii) [***] per year ([***] per month) from March 1, 2013 through February 28, 2014;

(ix) [***] per year ([***] per month) from March 1, 2014 through February 28, 2015;

(x) [***] per year ([***] per month) from March 1, 2015 through February 29, 2016;

(xi) [***] per year ([***] per month) from March 1, 2016 through February 28, 2017;

(xii) [***] per year ([***] per month) from March 1, 2017 through February 28, 2018;

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(xiii) [***] per year ([***]) from March 1, 2018 through September 30, 2018; and

(xiv) the fair market rental value of the 8th Floor Premises for the period from October 1, 2018 through the Expiration Date. The fair market rental value of the 8th Floor Premises shall be determined in accordance with the provisions of Article 32 as if the 8th Floor Premises were the Expansion Space.

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2

SCHEDULE 2

15th FLOOR PREMISES FIXED RENT

(i) [***] per year ([***] per month) from the Commencement Date through March 31, 2008;

(ii) [***] per year ([***] per month) from April 1, 2008 through March 31, 2013;

(iii) [***] per year ([***] per month) from April 1, 2013 through September 30, 2018; and

(iv) the fair market rental value of the 15th Floor Premises for the period from October 1, 2018 through the Expiration Date. The fair market rental value of the 15th Floor Premises shall be determined in accordance with the provisions of Article 32 as if the 15th Floor Premises were the Expansion Space.

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.